EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

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In re:	:	Chapter 11
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GALEY & LORD, INC., et al.,	:	Case No.: 02-40445 (ALG)
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Debtors.	:	Jointly Administered
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THIRD AMENDED JOINT PLAN OF REORGANIZATION

OF DEBTORS GALEY & LORD, INC., G&L SERVICE COMPANY,

NORTH AMERICA, INC., GALEY & LORD INDUSTRIES, INC., GALEY &

LORD PROPERTIES, INC., SWIFT DENIM PROPERTIES, INC., SWIFT

DENIM SERVICES, INC., SWIFT TEXTILES, INC., GREENSBORO TEXTILE

ADMINISTRATION LLC, BRIGHTON WEAVING LLC, FLINT SPINNING LLC,

SOCIETY HILL FINISHING LLC, AND McDOWELL WEAVING LLC

Submitted by:

Joel H. Levitin, Esq.

Stephen J. Gordon, Esq.

Henry P. Baer, Esq.

David C. McGrail, Esq.

DECHERT LLP

30 Rockefeller Plaza

New York, NY 10112

(212) 698-3500

Dated: February 2, 2004

Galey & Lord, Inc., G&L Service Company, North America, Inc., Galey & Lord Industries, Inc., Galey & Lord Properties, Inc., Swift Denim Properties, Inc., Swift Denim Services, Inc., Swift Textiles, Inc., Greensboro Textile Administration LLC, Brighton Weaving LLC, Flint Spinning LLC, Society Hill Finishing LLC, and McDowell Weaving LLC, the above-captioned debtors and debtors-in-possession (collectively, the “Debtors”), propose the following third amended joint plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code.

ARTICLE I

DEFINITIONS

The following terms used in the Plan shall have the meanings specified below, and such meanings shall be equally applicable to both the singular and plural forms of such terms, unless the context otherwise requires. Any terms defined in the Disclosure Statement and not otherwise defined herein shall have the meanings set forth in the Disclosure Statement when used herein. Any term used in the Plan, whether or not capitalized, that is not defined in the Plan or in the Disclosure Statement, but that is defined in the Bankruptcy Code, the Bankruptcy Rules, or the Local Bankruptcy Rules for the Southern District of New York, shall have the meaning set forth in the Bankruptcy Code or the Bankruptcy Rules.

1.1. Administrative Claims: The collective reference to all Claims (excluding any DIP Facility Claims, if any) for costs and expenses of administration of these Cases with priority under Bankruptcy Code § 507(a)(1), costs and expenses allowed under Bankruptcy Code § 503(b), the actual and necessary costs and expenses of preserving the respective Estates of the Debtors and operating the respective businesses of the Debtors, any indebtedness or obligations incurred or assumed by any of the Debtors pursuant to Bankruptcy Code § 365 or otherwise, professional fees and expenses of the Debtors and any official Committee appointed in these Cases pursuant to Bankruptcy Code § 1102, in each case to the extent allowed by an order of the Bankruptcy Court under Bankruptcy Code §§ 330(a) or 331, and any fees or charges assessed against the respective Estates of the Debtors under 28 U.S.C. § 1930.

1.2. Affiliate: This term shall have the meaning assigned to it in Bankruptcy Code § 101(2); provided, however, that where the context so requires, the term “debtor” in such section shall mean that entity to which the defined term “Affiliate” refers.

1.3. Agent: Wachovia Bank, National Association (formerly known as First Union National Bank), as administrative agent for the Senior Credit Facility Lenders under the Senior Credit Facility, together with its successors and assigns thereunder.

1.4. Allowance Date: The date a Claim becomes an Allowed Claim.

1.5. Allowed Administrative Claim: Any Administrative Claim (including any Allowed DIP Facility Claims, if any) that is an Allowed Claim; provided, however, that a Holder of any Administrative Claim arising prior to the Effective Date (other than for goods or non-professional services provided to the Debtors during the bankruptcy proceedings in the ordinary course of business) must file a request for payment on or before 30 days after the Effective Date in order to have such Administrative Claim eligible to be considered an Allowed Administrative Claim.

1.6. Allowed Claim: Any Claim against any of the Debtors to the extent that (i) such Claim has not been withdrawn, paid in full (pursuant to a prior order of the Bankruptcy Court or otherwise), or otherwise deemed satisfied in full, (ii) proof of such Claim was filed on or before the Claims Filing Bar Date established in these Cases (or, if not filed by such date, proof of such Claim was filed with leave of the Bankruptcy Court, after notice and a hearing) or, if no proof of claim is so filed, which Claim, as of the Confirmation Date, is listed by the Debtors in their Schedules as liquidated in amount, not disputed, and not contingent, and (iii) no objection to the allowance of such Claim has been interposed on or before the Claims Objection Bar Date or such an objection having been so interposed, to the extent that such Claim is allowed by a Final Order; provided, however, that notwithstanding anything to the contrary contained herein, any Claim specifically deemed allowed or disallowed in this Plan shall be, or not be (as the case may be), an Allowed Claim to the extent so specifically provided in this Plan. Unless otherwise ordered by the Bankruptcy Court prior to Confirmation, or as specifically provided to the contrary in this Plan with respect to any particular Claim, an “Allowed Claim” shall not include (i) any interest on such Claim to the extent accruing or maturing on or after the Petition Date, (ii) punitive or exemplary damages, or (iii) any fine, penalty, or forfeiture.

1.7. Allowed Class . . . Claims: All Allowed Claims in the particular Class described (if any).

1.8. Allowed DIP Facility Claims: All DIP Facility Claims that are Allowed Claims (if any).

1.9. Allowed General Unsecured Claims: All General Unsecured Claims that are Allowed Claims.

1.10. Allowed Intercompany Claims: All Intercompany Claims that are Allowed Claims (if any).

1.11. Allowed Priority Claims: All Priority Claims that are Allowed Claims (if any).

1.12. Allowed Rejection Claims: All Rejection Claims that are Allowed Claims (if any).

1.13. Allowed Senior Credit Facility Claims: All Senior Credit Facility Claims that are Allowed Claims (it being understood that, for purposes of this Plan, all “Obligations” under, and as defined in, the Senior Credit Facility (including, without limitation, accrued and unpaid interest, fees, and other charges) shall be Allowed in full without defense, offset, or counterclaim of any kind).

1.14. Allowed Senior Subordinated Notes Claims: All Senior Subordinated Notes Claims that are Allowed Claims.

1.15. Allowed Tax Claims: All Tax Claims that are Allowed Claims (if any).

1.16. Amended and Restated By-Laws: Collectively, the respective by-laws of Reorganized G&L Inc., Reorganized G&L Industries, Reorganized Swift Denim Properties, and Reorganized Swift Textiles, on or after the Effective Date, forms of which are included in the Plan Supplement.

1.17. Amended and Restated Certificates of Formation: Collectively, the respective certificates of formation of Reorganized Brighton Weaving, Reorganized Flint Spinning, Reorganized Greensboro Textile, Reorganized McDowell Weaving, and Reorganized Society Hill, on or after the Effective Date, forms of which are included in the Plan Supplement.

1.18. Amended and Restated Certificates of Incorporation: Collectively, the respective certificates of incorporation or articles of incorporation (as applicable) of Reorganized G&L Inc., Reorganized G&L Industries, Reorganized Swift Denim Properties, and Reorganized Swift Textiles, on or after the Effective Date, forms of which are included in the Plan Supplement.

1.19. Amended and Restated Limited Liability Company Operating Agreements: Collectively, the respective limited liability company operating agreements of Reorganized Brighton Weaving, Reorganized Flint Spinning, Reorganized Greensboro Textile, Reorganized McDowell Weaving, and Reorganized Society Hill, on or after the Effective Date, forms of which are included in the Plan Supplement.

1.20. Assets: All of the right, title, and interest of any of the Debtors in and to any and all assets and property, whether tangible, intangible, real, or personal, that constitute property of the Debtors’ respective Estates within the purview of Bankruptcy Code § 541, including, without limitation, any and all claims, causes of action, or rights of the respective Debtors under federal or state law.

1.21. Assigned Executory Contracts: Collectively, all Executory Contracts, if any, that are to be assumed and assigned to a New Subsidiary in connection with any Restructuring Transaction.

1.22. Barclays: Collectively, Barclays Bank Plc. and Barclays Capital.

1.23. Barclays Adversary Proceeding: The adversary proceeding captioned Official Committee of Unsecured Creditors of Galey & Lord, Inc., Plaintiff, against Barclays Bank Plc. and Barclays Capital, Defendants, Adversary Proceeding No. 03-92683, pending in the Bankruptcy Court.

1.24. Barclays Settlement Agreement: The settlement agreement, to be entered into by and between Barclays and the Creditors Committee, resolving all claims and causes of action against Barclays asserted in the Barclays Adversary Proceeding, which agreement shall be in form and substance reasonably acceptable to the Debtors and the Lender Steering Committee.

1.25. Bankruptcy Claims: All claims, rights, and causes of action created in favor of any of the Debtors under the Bankruptcy Code, including, but not limited to, all preference, fraudulent conveyance, equitable subordination, and other avoidance claims, rights, and causes of action arising under Bankruptcy Code §§ 510 or 542 through 553.

1.26. Bankruptcy Code: The Bankruptcy Reform Act of 1978, Title 11, United States Code, as amended from time to time, and made applicable to these Cases.

1.27. Bankruptcy Court: The United States Bankruptcy Court for the Southern District of New York or any other court of competent jurisdiction exercising jurisdiction over these Cases.

1.28. Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure, promulgated under Section 2075, Title 28, United States Code, as amended from time to time, and made applicable to these Cases.

1.29. Brighton Weaving: Debtor Brighton Weaving LLC, a Delaware limited liability company.

1.30. Business Day: A day other than a Saturday, Sunday, “legal holiday” (as such term is defined in Bankruptcy Rule 9006(a)), or any other day on which commercial banks in New York, New York are authorized or required by law to close.

1.31. (These) Cases: The cases for the reorganization of the Debtors commenced by voluntary petitions under Chapter 11 of the Bankruptcy Code, filed on the Petition Date, in the Bankruptcy Court.

1.32. Cash: Legal tender of the United States of America and equivalents thereof.

1.33. Chapter 11: Chapter 11 of the Bankruptcy Code.

1.34. Claim: Any right to payment from one or more of the Debtors arising, or with respect to which the obligation giving rise to such right has been incurred, before the Effective Date, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or any right arising, or with respect to which the obligation giving rise to such right has been incurred, before the Effective Date to an equitable remedy for breach of performance if such breach gives rise to a right to payment from one or more of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured.

1.35. Claims Filing Bar Date: October 1, 2002, the date designated by a Final Order of the Bankruptcy Court as the last date for filing Proofs of Claim (other than with respect to Administrative Claims and Rejection Claims).

1.36. Claims Objection Bar Date: With respect to any Claim, the 180th day following the later of the Effective Date, the date such Claim is filed, and such later date as may be established from time to time by the Bankruptcy Court as the last date for filing objections to Claims.

1.37. Class: A category, designated herein, of Claims or Interests that are substantially similar to the other Claims or Interests in such category as specified in Article II of the Plan.

1.38. Committee: Any official committee appointed in these Cases pursuant to 11 U.S.C. § 1102.

1.39. Confirmation: The entry by the Bankruptcy Court on the docket of the Bankruptcy Court of the Confirmation Order.

1.40. Confirmation Date: The date upon which Confirmation occurs.

1.41. Confirmation Order: The order of the Bankruptcy Court confirming the Plan.

1.42. Creditor: Any Holder of an Allowed Claim against one or more of the Debtors that arose (or is based on an obligation incurred) on or before the Petition Date, including, without limitation, any Allowed Claim against the Debtors’ respective estates of a kind specified in Bankruptcy Code § 502(g), (h), or (i).

1.43. Creditors Committee: The official committee of unsecured creditors appointed in these Cases, as constituted from time to time.

1.44. Creditors Committee Counsel: Stroock & Stroock & Lavan LLP, in its capacity as the counsel for the Creditors Committee, pursuant to an Order of the Bankruptcy Court dated August 13, 2002.

1.45. Creditors Committee Representative: The Creditors Committee Counsel, in its capacity as the representative of the Creditors Committee in connection with this Plan and the consummation thereof.

1.46. Debtors: Debtors G&L Inc., G&L Industries, Swift Textiles, G&L Properties, Swift Denim Properties, G&L Service, Swift Denim Services, Greensboro Textile, Brighton Weaving, Flint Spinning, Society Hill, and McDowell Weaving.

1.47. Debtor Subsidiaries: Debtors G&L Industries, Swift Textiles, G&L Properties, Swift Denim Properties, G&L Service, Swift Denim Services, Greensboro Textile, Brighton Weaving, Flint Spinning, Society Hill, and McDowell Weaving, in their capacity as the direct or indirect (as applicable) subsidiaries of Debtor G&L Inc.

1.48. DIP Agent: Wachovia Bank, National Association (formerly known as First Union National Bank), as administrative agent and collateral agent for the DIP Facility Lenders under the DIP Facility, together with its successors and assigns thereunder.

1.49. DIP Facility: The Revolving Credit and Guaranty Agreement in an amount currently up to $50 million, dated as of February 20, 2002, as amended and extended from time to time, among G&L Inc., as borrower; the DIP Facility Guarantors, as guarantors; the DIP Agent, as administrative and collateral agent; Wachovia Securities, Inc., as book manager and lead arranger; the CIT/Group Commercial Services, General Electric Capital Corp., Foothill Capital Corp., and LaSalle Business Credit Inc., each as documentation agent; and the DIP Facility Lenders, as lenders, together with the documents, instruments, agreements, and orders of the Bankruptcy Court related thereto or entered into in connection therewith.

1.50. DIP Facility Claims: All Claims, if any, of the DIP Facility Lenders against the Debtors represented by, related to, arising under, or in connection with the DIP Facility (as against G&L Inc.) and/or the DIP Facility Guarantees (as against the DIP Facility Guarantors), as applicable, incurred through and including the Effective Date, less the sum of all payments made by the Debtors to the DIP Facility Lenders prior to the Effective Date on account of such Claims (if any).

1.51. DIP Facility Guarantees: Collectively, the guarantees issued by the DIP Facility Guarantors of G&L Inc.’s repayment obligations under the DIP Facility.

1.52. DIP Facility Guarantors: Collectively, G&L Industries, Swift Textiles, G&L Properties, Swift Denim Properties, G&L Service, Swift Denim Services, Greensboro Textile, Brighton Weaving, Flint Spinning, Society Hill, and McDowell Weaving, in their capacity as the guarantors under the DIP Facility Guarantees.

1.53. DIP Facility Lenders: Collectively, the Banks (as defined in the DIP Facility) in their capacity as the lenders under the DIP Facility, and their respective participants, successors, and assigns thereunder.

1.54. Disclosure Statement: The disclosure statement and all supplements and exhibits thereto that relate to the Plan and that are approved by the Bankruptcy Court pursuant to Bankruptcy Code § 1125, as the same may be amended or modified by the Debtors from time to time pursuant to the Bankruptcy Code and the Bankruptcy Rules.

1.55. Dissolved Entities: Collectively, Swift Denim Services and G&L Service, which shall be dissolved in the manner set forth in Plan Section 6.1.

1.56. Disputed Claim: A Claim as to which a Proof of Claim has been filed, or deemed filed under applicable law, as to which an objection has been or may be timely filed and which objection, if timely filed, has not been withdrawn and has not been overruled or denied by a Final Order. Prior to the Claims Objection Bar Date, for the purposes of the Plan, a Claim shall be considered a Disputed Claim in its entirety if: (i) the amount of the Claim specified in the Proof of Claim exceeds the amount of any corresponding Claim scheduled by the Debtors in their Schedules; (ii) any corresponding Claim scheduled by the Debtors in their Schedules has been scheduled as disputed, contingent, or unliquidated, irrespective of the amount scheduled; or (iii) no corresponding Claim has been scheduled by the Debtors in their Schedules.

1.57. Disputed Claims Reserve: This term shall have the meaning set forth in Section 6.11(a) of the Plan.

1.58. Distribution Record Date: The record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the Confirmation Date or such other date designated as such in the Confirmation Order; provided that, in respect of the Senior Credit Facility Claims, the Distribution Record Date shall be three (3) Business Days prior to the Effective Date.

1.59. Economic Development Bonds: The Economic Development Bonds in the original principal amount of $7.2 million issued by the South Carolina Jobs-Economic

Development Authority, an agency of the State of South Carolina, pursuant to the terms of an Indenture of Trust dated as of May 1, 1994, the proceeds of which were loaned to G&L Industries pursuant to the terms of that certain Loan Agreement between South Carolina Jobs-Economic Development Authority and G&L Industries, dated as of May 1, 1994.

1.60. Effective Date: The Business Day the Plan becomes effective as provided in Article VIII hereof.

1.61. Employees: Collectively, the present and former employees (including retirees) of any of the Debtors.

1.62. Enhanced Recovery: The difference between the value of the recovery for Holders of Class 4 Claims under this Plan and the value of the recovery proposed for Holders of Claims in Class 4 in the Debtors’ initial proposed plan of reorganization dated November 14, 2003, exclusive of the proceeds of the Barclays Settlement Agreement.

1.63. Estate(s): Individually, the estate of each Debtor in these Cases, and, collectively, the estates of all of the Debtors in these Cases, created pursuant to Bankruptcy Code § 541.

1.64. Excess Cash: All Cash of the Debtors on hand as of the Effective Date (as reflected on the Debtors’ balance sheet) in excess of the amounts allocated by the Debtors and/or the Reorganized Debtors with the consent of the Lender Steering Committee (which consent shall not unreasonably be withheld) to pay Allowed Administrative Claims and Allowed Priority Claims pursuant to the terms of this Plan.

1.65. Executory Contract: Any executory contract or unexpired lease, subject to Bankruptcy Code § 365, between any of the Debtors and any other Person or Persons, specifically excluding contracts and agreements entered into pursuant to the Plan.

1.66. Exit Credit Facility: That certain senior secured revolving exit credit facility in an aggregate principal amount of up to $70 million, to be entered into by Reorganized G&L Inc., as borrower, the Exit Credit Facility Guarantors, as guarantors, the Exit Credit Facility Lenders, as lenders, and the New Agent, as agent, effective as of the Effective Date, and in form and substance reasonably acceptable to the Lender Steering Committee.

1.67. Exit Credit Facility Guarantees: Collectively, the guarantees to be issued by the Exit Credit Facility Guarantors of Reorganized G&L Inc.’s repayment obligations under the Exit Credit Facility.

1.68. Exit Credit Facility Guarantors: Collectively, Reorganized G&L Industries, Reorganized Swift Textiles, Reorganized G&L Properties, Reorganized Swift Denim Properties, Reorganized Greensboro Textile, Reorganized Brighton Weaving, Reorganized Flint Spinning, Reorganized Society Hill, and Reorganized McDowell Weaving, in their capacity as the guarantors under the Exit Credit Facility Guarantees.

1.69. Exit Credit Facility Lenders: Collectively, the lenders under the Exit Credit Facility, and their participants, successors, and assigns thereunder.

1.70. Final DIP Order: The Final Order (I) Authorizing Debtors to (A) Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364(c)(1), 364(c)(2), 364(c)(3), and 364(d)(1), (B) Utilize Cash Collateral and Other Collateral Pursuant to 11 U.S.C. §§ 105, 361, 362, and 363, and (II) Granting Adequate Protection to Pre-Petition Secured Lenders Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, and 364, dated March 19, 2002, as amended from time to time.

1.71. Final Order: An order or judgment entered by the Bankruptcy Court that has not been reversed, stayed, modified, or amended and that has not been and may no longer be appealed from or otherwise reviewed or reconsidered, as a result of which such order or judgment shall have become final and non-appealable in accordance with Bankruptcy Rule 8002.

1.72. Flint Spinning: Debtor Flint Spinning LLC, a Delaware limited liability company.

1.73. G&L Inc.: Debtor Galey & Lord, Inc., a Delaware corporation.

1.74. G&L Inc. Common Stock: The common stock, par value $.01 per share, of G&L Inc., and any options, warrants, or rights, contractual or otherwise, to acquire any shares of such common stock.

1.75. G&L Inc. Preferred Stock: The 5,000,000 shares of preferred stock of G&L Inc., par value $.01 per share (none of which is issued or outstanding), and any options, warrants, or rights, contractual or otherwise, to acquire any shares of any such preferred stock.

1.76. G&L Industries: Debtor Galey & Lord Industries, Inc., a Delaware corporation.

1.77. G&L Properties: Debtor Galey & Lord Properties, Inc., a Delaware corporation.

1.78. G&L Service: Debtor G&L Service Company, North America, Inc., a Delaware corporation.

1.79. General Unsecured Claims: Unless otherwise specified in this Plan, all Claims (including, but not limited to, any Claims of Vendors or Employees; Rejection Claims, if any; and, as provided for in, and determined in accordance with, Bankruptcy Code § 506(a), any undersecured or unsecured portions of Secured Claims, to the extent the Holder thereof has not timely elected application of Bankruptcy Code § 1111(b)(2) with respect to such Claim) against one or more of the Debtors that are neither Secured Claims (as provided for, and determined in accordance with, Bankruptcy Code § 506(a)); Senior Credit Facility Claims; Administrative Claims; Priority Claims; Tax Claims; Senior Subordinated Notes Claims; Intercompany Claims; nor DIP Facility Claims, and are not otherwise entitled to priority under the Bankruptcy Code or an order of the Bankruptcy Court.

1.80. Greensboro Textile: Debtor Greensboro Textile Administration LLC, a Delaware limited liability company.

1.81. Guarantees: Collectively, the DIP Facility Guarantees, the Senior Credit Facility Guarantees, and the Senior Subordinated Notes Guarantees.

1.82. Holder: The beneficial owner of any Claim or Interest.

1.83. Initial Distribution Date: The Effective Date (or as soon thereafter as is practicable) or such other date as the Bankruptcy Court may order.

1.84. Intercompany Claim: (a) Any account reflecting intercompany book entries by one Debtor with respect to any other Debtor or (b) any Claim that is not reflected in such book entries and is held by a Debtor against any other Debtor, including, but not limited to, those Claims arising under the Old Intercompany Notes.

1.85. Intercreditor Agreement: That certain intercreditor agreement to be entered into by and between the Senior Credit Facility Lenders (as the initial holders of the New G&L Inc. Term Notes) and the Exit Credit Facility Lender on the Effective Date (or as soon thereafter as is practicable), with respect to certain terms and provisions of the New G&L Inc. Term Notes and the Exit Credit Facility, which agreement shall be in form and substance reasonably acceptable to the Lender Steering Committee, the Exit Credit Facility Lender, and the Reorganized Debtors.

1.86. Interest: An ownership interest in any of the Debtors as evidenced by an equity security (as such term is defined in Bankruptcy Code § 101(16)) of any Debtor, any rights to any dividends or distributions as a result of such ownership, and any option, warrant, or right to acquire any such ownership interest.

1.87. Insured Claim: Any Claim arising from an incident or occurrence alleged to have occurred prior to the Effective Date that is covered under an insurance policy, applicable to the Debtors or their businesses.

1.88. Klopman Sale: The sale by non-Debtor Dominion Textile International B.V. (a subsidiary of non-Debtor Galey & Lord International, Sarl, which, in turn, is a subsidiary of non-Debtor Galey & Lord Overseas, Sarl, which, in turn, is a subsidiary of Debtor G&L Inc.) of certain intellectual property rights as well as its entire interest in Klopman International S.r.l.; its entire interest in Klopman GmbH; its entire interest in Klopman Espana S.A.; its entire interest in International Textile S.A.; and 99.6% of its interest in Klopman A.G., which sale was approved by an order of the Bankruptcy Court dated November 19, 2003.

1.89. Lender Steering Committee: Collectively, the unofficial steering committee of Senior Credit Facility Lenders.

1.90. Lien: Any lien, security interest, or other charge or encumbrance of any kind, or any other type of preferential arrangement, easement, right of way, or other encumbrance on title to real property.

1.91. Management Incentive Program: The incentive plan to be adopted on the Effective Date (or as soon thereafter as is practicable) by Reorganized G&L Inc., pursuant to which Reorganized G&L Inc. shall grant to the Management Stockholders (either initially on the Effective Date or subsequently thereafter) New Restricted Stock and/or options to purchase shares of New G&L Inc. Common Stock. A general summary of the parameters of the Management Incentive Program is included in the Plan Supplement.

1.92. Management Stockholders: Collectively, those members of the Reorganized Debtors’ senior management who shall participate in the Management Incentive Program (either initially on the Effective Date or subsequently thereafter), and be granted New Restricted Stock and/or options to purchase shares of New G&L Inc. Common Stock thereunder.

1.93. McDowell Weaving: Debtor McDowell Weaving LLC, a Delaware limited liability company.

1.94. Net Proceeds: The gross proceeds received from the liquidation, sale, collection, recovery, or other disposition of any Asset of any Debtor, less the actual costs, expenses (including, without limitation, any professional fees and expenses), and taxes (including, without limitation, all transfer taxes, if any) incurred in connection with (a) preserving such Asset and (b) the liquidation, sale, collection, recovery, or other disposition of such Asset.

1.95. New Agent: The agent under the Exit Credit Facility for the Exit Credit Facility Lenders, and its successors and assigns thereunder.

1.96. New G&L Inc. Common Stock: The shares of common stock, par value $.01 per share, of Reorganized G&L Inc. to be issued and distributed in the manner provided by the Plan.

1.97. New G&L Inc. Term Notes: The secured notes in the aggregate principal amount of $130 million to be issued pursuant to a new term loan agreement by Reorganized G&L Inc. pursuant to the Plan, and all security documents related thereto or entered into in connection therewith. The principal terms and conditions of the New G&L Inc. Term Notes are substantially as set forth on Exhibit B to the Disclosure Statement.

1.98. New G&L Inc. Term Notes Guarantees: Collectively, the guarantees to be issued by the New G&L Inc. Term Notes Guarantors of Reorganized G&L Inc.’s repayment obligations under the New G&L Inc. Term Notes.

1.99. New G&L Inc. Term Notes Guarantors: Collectively, Reorganized G&L Industries, Reorganized Swift Textiles, Reorganized G&L Properties, Reorganized Swift Denim Properties, Reorganized Greensboro Textile, Reorganized Brighton Weaving, Reorganized Flint Spinning, Reorganized Society Hill, and Reorganized McDowell Weaving, in their capacity as the guarantors under the respective New G&L Inc. Term Notes Guarantees.

1.100. New Intercompany Notes: Collectively, the unsecured notes in the aggregate principal amount of $145 million to be issued by Reorganized Swift Textiles and Reorganized G&L Industries (as the respective makers thereunder) to Reorganized G&L Inc. (as holder) pursuant to the Plan, together with all documents, instruments, and agreements related thereto or entered into in connection therewith.

1.101. New Restricted Stock: The restricted shares of New G&L Inc. Common Stock to be issued under the Management Incentive Program.

1.102. New Subsidiaries: Collectively, the (directly or indirectly) wholly-owned subsidiaries of any of the Reorganized Debtors that are established in connection with a Restructuring Transaction on the Effective Date or as soon thereafter as is practicable, if any.

1.103. Nominee: For any Holder of a Claim or Interest, the designated representative of any such Holder.

1.104. Non-Debtor Intercompany Claim: Any claim, debt, or other obligation held by any Debtor, Affiliate, or subsidiary thereof, whether such Affiliate or subsidiary is itself a Debtor or non-Debtor, against any non-Debtor subsidiary or Affiliate of a Debtor.

1.105. Old Intercompany Notes: Collectively, (i) that certain Subordinated Revolving Promissory Note in the amount of $276 million, dated January 29, 1998, by and between Debtor Swift Textiles, as Maker, and Debtor G&L Inc., as Holder and (ii) that certain Subordinated Revolving Promissory Note in the amount of $281 million, dated January 29, 1998, by and between Debtor G&L Industries, as Maker, and Debtor G&L Inc., as Holder (as all such capitalized terms are defined in the respective Old Intercompany Notes).

1.106. Old Stock of . . .: When used with reference to a particular Debtor or Debtors, the common stock, preferred stock, membership interests, partnership interests, or similar equity ownership interests (as applicable), including options, warrants, or rights to acquire or convert any such interests, issued by such Debtor or Debtors and outstanding immediately prior to the Petition Date.

1.107. PBGC: The Pension Benefit Guaranty Corporation.

1.108. Pension Funding Agreement: This term shall have the meaning ascribed to it in Section V.E.4(e) of the Disclosure Statement.

1.109. Person: An individual, corporation, partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, government or any political subdivision thereof, or any other entity.

1.110. Petition Date: February 19, 2002, the date upon which the petitions for relief under Chapter 11 with respect to the Debtors commencing these Cases were filed.

1.111. Plan: This Third Amended Joint Plan of Reorganization proposed by the Debtors set forth herein, and all supplements and exhibits hereto, as the same may be amended or modified by the Debtors from time to time with the consent of the Lender Steering Committee pursuant to and in accordance with the Plan, the Bankruptcy Code, and the Bankruptcy Rules.

1.112. Plan Documents: The documents and forms of documents specified or referenced in, and/or to be executed by any of the Debtors and/or any of the Reorganized Debtors and/or any New Subsidiary (as applicable) pursuant to the terms of the Plan (including, but not limited to, the Amended and Restated By-Laws; the Amended and Restated Certificates of Incorporation; the Amended and Restated Limited Liability Company Operating Agreements; the Amended and Restated Certificates of Formation; the Exit Credit Facility and the Exit Credit Facility Guarantees; any and all documents establishing the terms and conditions of the New

G&L Inc. Term Notes and/or the New G&L Inc. Term Notes Guarantees; the Intercreditor Agreement; any and all documents establishing the terms and conditions of the Warrants (to the extent that the Warrants are issued pursuant to the terms of this Plan); the New Intercompany Notes; the Registration Rights Agreement; any and all documents establishing the terms and conditions of the Management Incentive Program; and the organizational documents of any New Subsidiaries, if any), as all such documents and forms of documents may be amended and/or supplemented from time to time in accordance with their respective terms with the consent of the Lender Steering Committee, including any and all documents, certificates, and instruments necessary for any to become effective. All such Plan Documents shall be in form and substance reasonably acceptable to the Lender Steering Committee.

1.113. Plan Supplement: The supplement to the Plan containing the forms and/or summaries of certain of the Plan Documents and certain related lists and/or schedules, as filed on January 15, 2004, and as may be amended, modified, or supplemented from time to time thereafter.

1.114. Priority Claims: All Claims that are entitled to priority pursuant to Bankruptcy Code § 507(a) or (b) and that are not Administrative Claims or Tax Claims.

1.115. Professional(s): Any professional(s) employed in these Cases pursuant to Bankruptcy Code § 327 or § 1103 or otherwise, and any professional(s) seeking compensation or reimbursement of expenses in connection with these Cases pursuant to Bankruptcy Code §§ 330, 331, and/or 503(b)(4).

1.116. Professional Fees: All fees due and owing to any Professional for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to and including the Confirmation Date.

1.117. Proof of Claim: Any written statement filed under oath in these Cases by a Creditor in which such Creditor sets forth the amount owed and sufficient detail to identify the basis for a Claim.

1.118. Pro Rata: Proportionately, so that a Pro Rata distribution with respect to an Allowed Claim of a particular Class bears the same ratio to all distributions (and, in the case of Disputed Claims, allocations) on account of a particular Class or Classes, as the dollar amount of such Allowed Claim bears to the dollar amount of all Allowed Claims and Disputed Claims in such Class or Classes.

1.119. Registration Rights Agreement: The registration rights agreement to be entered into by Reorganized G&L Inc. in favor of all Holders of registrable New G&L Inc. Common Stock and any of such parties’ Nominees or permitted transferees. The form of the Registration Rights Agreement is included in the Plan Supplement.

1.120. Reinstated or Reinstatement: Either (i) leaving unaltered the legal, equitable, and contractual right to which a Claim entitles the Holder of such Claim so as to leave such Claim unimpaired in accordance with Bankruptcy Code § 1124 or (ii) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Bankruptcy Code § 365(b)(2); (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; or (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence, prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish the Reinstatement.

1.121. Rejection Claims: All Claims arising as a result of any of the Debtors’ rejection of an Executory Contract pursuant to Bankruptcy Code §§ 365 and 1123, subject to the limitations provided in Bankruptcy Code § 502(b) or otherwise.

1.122. Reorganized Brighton Weaving: Brighton Weaving, as reorganized on and after the Effective Date.

1.123. Reorganized Debtors: Collectively, Reorganized G&L Inc., Reorganized G&L Industries, Reorganized Swift Textiles, Reorganized G&L Properties, Reorganized Swift Denim Properties, Reorganized Greensboro Textile, Reorganized Brighton Weaving, Reorganized Flint Spinning, Reorganized Society Hill, and Reorganized McDowell Weaving.

1.124. Reorganized Flint Spinning: Flint Spinning, as reorganized on and after the Effective Date.

1.125. Reorganized G&L Inc.: G&L Inc., as reorganized on and after the Effective Date.

1.126. Reorganized G&L Industries: G&L Industries, as reorganized on and after the Effective Date.

1.127. Reorganized G&L Properties: G&L Properties, as reorganized on and after the Effective Date.

1.128. Reorganized Greensboro Textile: Greensboro Textile, as reorganized on and after the Effective Date.

1.129. Reorganized McDowell Weaving: McDowell Weaving, as reorganized on and after the Effective Date.

1.130. Reorganized Society Hill: Society Hill, as reorganized on and after the Effective Date.

1.131. Reorganized Subsidiaries: Collectively, Reorganized G&L Industries, Reorganized Swift Textiles, Reorganized G&L Properties, Reorganized Swift Denim Properties,

Reorganized Greensboro Textile, Reorganized Brighton Weaving, Reorganized Flint Spinning, Reorganized Society Hill, and Reorganized McDowell Weaving.

1.132. Reorganized Swift Denim Properties: Swift Denim Properties, as reorganized on and after the Effective Date.

1.133. Reorganized Swift Textiles: Swift Textiles, as reorganized on and after the Effective Date.

1.134. Restructuring Transaction: Any merger, consolidation, restructuring, disposition, liquidation, dissolution, or other transaction involving the restructuring of the respective assets and/or operations of the Debtors or the Reorganized Debtors (as applicable), that is acceptable to the Lender Steering Committee, that either the Debtors or Reorganized Debtors determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses or otherwise to simplify or otherwise improve the overall corporate structure and/or operations of the Reorganized Debtors, including, but not limited to, (i) forming, or causing to be formed, a new direct or indirect subsidiary or subsidiaries, (ii) transferring, licensing, or assigning some or all of the Debtors’ or the Reorganized Debtors’ respective assets, liabilities, and/or operations (as applicable) to such newly formed subsidiary or subsidiaries as a capital contribution, and/or (iii) making payments to such subsidiary or subsidiaries to fund capital expenditures.

1.135. Schedules: The respective schedules of assets and liabilities and the statements of financial affairs filed in the Bankruptcy Court by the Debtors, as such schedules or statements may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or order of the Bankruptcy Court.

1.136. SEC: The U.S. Securities and Exchange Commission.

1.137. Secondary Liability Claim: A Claim that arises from a Debtor being liable as a guarantor of, or otherwise being jointly, severally or secondarily liable for, any contractual, tort or other obligation of another Debtor, including any Claim based on: (a) guaranties of collection, payment, or performance (including, but not limited to, any of the Guarantees or any guaranty relating to any Executory Contract); (b) indemnity bonds, obligations to indemnify, or obligations to hold harmless; (c) performance bonds; (d) contingent liabilities arising out of contractual obligations or out of undertakings (including any assignment or other transfer) with respect to leases, operating agreements, or other similar obligations made or given by a Debtor relating to the obligations or performance of another Debtor; (e) vicarious liability; (f) liabilities arising out of piercing the corporate veil, alter ego liability, or similar legal theories; or (g) any other joint or several liability that any Debtor may have in respect of any obligation that is the basis of a Claim.

1.138. Secured Claims: All Claims that are secured by a properly perfected and not otherwise avoidable lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code § 506(a) and, if applicable, §

1129(b); provided, however, that if the Holder of a Secured Claim is entitled to and does timely elect application of Bankruptcy Code § 1111(b)(2), then such Holder’s Claim shall be a Secured Claim to the extent such Claim is Allowed.

1.139. Senior Credit Facility: The $490 million senior secured credit agreement, dated as of January 29, 1998, as amended from time to time, by and between G&L Inc., as borrower, the Senior Credit Facility Guarantors, as guarantors, the Agent, as administrative agent and lender, and the Senior Credit Facility Lenders, as lenders, which, as of the date hereof, provides for (i) a revolving line of credit under which G&L Inc. may borrow up to an amount (including letters of credit up to an aggregate of $30 million) equal to the lesser of $187.7 million or a borrowing base (comprised of eligible accounts receivable and eligible inventory, as defined in the Senior Credit Facility), (ii) a term loan in the principal amount of $155 million, and (iii) a term loan in the principal amount of $110 million, together with all documents, instruments, and agreements related thereto or entered into in connection therewith. G&L Inc.’s obligations under the Senior Credit Facility, as amended, are secured by substantially all of the assets of G&L Inc. and each of its domestic subsidiaries (including a lien on all real property owned in the United States), a pledge by G&L Inc. and each of its domestic subsidiaries of all the outstanding capital stock of their respective domestic subsidiaries, and a pledge of 65% of the outstanding voting capital stock, and 100% of the outstanding non-voting capital stock, of certain of their respective foreign subsidiaries. In addition, payment of all obligations under the Senior Credit Facility is guaranteed by each of the Senior Credit Facility Guarantors under the Senior Credit Facility Guarantees and collateralized by all or substantially all of the assets of the Senior Credit Facility Guarantors.

1.140. Senior Credit Facility Claims: All Claims against the Debtors represented by, related to, arising under, or in connection with the Senior Credit Facility (as against G&L Inc.) and/or the Senior Credit Facility Guarantees (as against the Senior Credit Facility Guarantors), as applicable, for all remaining and outstanding “Obligations” of the “Borrower” (as those terms are defined in the Senior Credit Facility) incurred through and including the Effective Date (except to the extent of any interest accrued but unpaid after the Petition Date at a rate above the non-default rate of interest set forth in the Senior Credit Facility), less the sum of all principal payments made by the Debtors to the Senior Credit Facility Lenders after the Petition Date and prior to the Effective Date on account of such Claims (if any).

1.141. Senior Credit Facility Guarantees: Collectively, the guarantees issued by the Senior Credit Facility Guarantors of G&L Inc.’s repayment obligations under the Senior Credit Facility.

1.142. Senior Credit Facility Guarantors: Collectively, G&L Industries, Swift Textiles, G&L Properties, Swift Denim Properties, G&L Service, Swift Denim Services, Greensboro Textile, Brighton Weaving, Flint Spinning, Society Hill, and McDowell Weaving, in their capacity as the guarantors under the Senior Credit Facility Guarantees.

1.143. Senior Credit Facility Lenders: Collectively, the Lenders (as defined in the Senior Credit Facility) under the Senior Credit Facility and their successors and assigns thereunder.

1.144. Senior Subordinated Noteholders: Collectively, the Holders of the Senior Subordinated Notes as of the Distribution Record Date.

1.145. Senior Subordinated Notes: The $300 million aggregate principal amount of 9 1/8% Senior Subordinated Notes Due 2008 issued by G&L Inc. by a private offering in February of 1998, together with all documents, instruments, and agreements related thereto or entered into in connection therewith. The Senior Subordinated Notes are general unsecured obligations of G&L Inc., subordinated in right of payment to all existing and future senior indebtedness of G&L Inc. and its subsidiaries, including, without limitation, all “Obligations” under the Senior Credit Facility (including, without limitation, all interest, fees, and other charges accruing after the Petition Date, whether or not such interest, fees, and other charges constitute Allowed Claims against the Debtors) and senior in right of payment to any subordinated indebtedness of G&L Inc. The Senior Subordinated Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, by each of the Senior Subordinated Notes Guarantors under the Senior Subordinated Notes Guarantees.

1.146. Senior Subordinated Notes Claims: All Claims represented by, related to, arising under, or in connection with the Senior Subordinated Notes (as against G&L Inc.) and/or the Senior Subordinated Notes Guarantees (as against the Senior Subordinated Notes Guarantors), except to the extent of (i) any interest accrued but unpaid prior to the Petition Date and (ii) any interest accrued from and after the Petition Date at a rate above the non-default rate of interest set forth in the Senior Subordinated Notes, less the sum of all payments made by G&L Inc. and/or the Senior Subordinated Notes Guarantors to the Senior Subordinated Noteholders prior to the Effective Date on account of such Claims (if any), but excluding any and all Claims of the Senior Subordinated Notes Indenture Trustee under the Senior Subordinated Notes and/or the Senior Subordinated Notes Indenture.

1.147. Senior Subordinated Notes Guarantees: Collectively, the guarantees issued by the Senior Subordinated Notes Guarantors of G&L Inc.’s repayment obligations under the Senior Subordinated Notes.

1.148. Senior Subordinated Notes Guarantors: Collectively, G&L Industries, Swift Textiles, G&L Properties, Swift Denim Properties, G&L Service, Swift Denim Services, Greensboro Textile, Brighton Weaving, Flint Spinning, Society Hill, and McDowell Weaving, in their capacity as the guarantors under the Senior Subordinated Notes Guarantees.

1.149. Senior Subordinated Notes Indenture: The Indenture, dated as of February 24, 1998, as the same may have been amended from time to time, between G&L Inc., as issuer, the Senior Subordinated Notes Guarantors, as guarantors, and the Senior Subordinated Notes Indenture Trustee, as Trustee, with respect to the Senior Subordinated Notes.

1.150. Senior Subordinated Notes Indenture Trustee: Wells Fargo Bank Minnesota, N.A., in its capacity as the successor to Suntrust Bank, Atlanta, as Trustee under the Senior Subordinated Notes Indenture, and its successors and assigns thereunder.

1.151. Society Hill: Debtor Society Hill Finishing LLC, a Delaware limited liability company.

1.152. Swift Denim Properties: Debtor Swift Denim Properties, Inc., a Delaware corporation.

1.153. Swift Denim Services: Debtor Swift Denim Services, Inc., a Delaware corporation.

1.154. Swift Textiles: Debtor Swift Textiles, Inc., a Delaware corporation.

1.155. Tax Claims: All Claims that are entitled to priority under Bankruptcy Code § 507(a)(8).

1.156. Type A Warrants: If so issued hereunder, the warrants to acquire, in the aggregate, up to 5% of the outstanding shares of New G&L Inc. Common Stock (after giving effect to the issuance of shares upon the exercise of the Type A Warrants) on a fully-diluted basis (subject to dilution on a pari passu basis with all other holders of shares of New G&L Inc. Common Stock based on the issuance of (1) the New Restricted Stock and (2) the shares of New G&L Inc. Common Stock issuable upon the exercise of (a) the options to be granted pursuant to the Management Incentive Program and/or (b) the Type B Warrants). The Type A Warrants shall have a seven-year term that expires on the seventh anniversary of the Effective Date, and may be exercisable by the holders thereof at any time within such term at a strike price equal to $19.25 per share.

1.157. Type B Warrants: If so issued hereunder, the warrants to acquire, in the aggregate, up to 5% of the outstanding shares of New G&L Inc. Common Stock (after giving effect to the issuance of shares upon the exercise of the Type B Warrants) on a fully-diluted basis (subject to dilution on a pari passu basis with all other holders of shares of New G&L Inc. Common Stock based on the issuance of (1) the New Restricted Stock and (2) the shares of New G&L Inc. Common Stock issuable upon the exercise of the options to be granted pursuant to the Management Incentive Program and/or (b) the Type A Warrants). The Type B Warrants shall have a seven-year term that expires on the seventh anniversary of the Effective Date, and may be exercisable by the holders thereof at any time within such term at a strike price equal to $25.21 per share.

1.158. Vendors: Ordinary course suppliers of goods and/or services to any of the Debtors.

1.159. Warrants: Collectively, the Type A Warrants and the Type B Warrants. As set forth further herein, to the extent that the Warrants are issued pursuant to the terms of the Plan, the Warrants shall be issued under a warrant agreement(s) and distributed in the manner provided by the Plan.

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

2.1. In accordance with Bankruptcy Code § 1123(a)(1), Administrative Claims (including, but not limited to, DIP Facility Claims) and Tax Claims have not been classified and are excluded from the following Classes. (Article III describes the treatment of Administrative

Claims and Tax Claims.) For the purposes of the Plan, Holders of Claims against, or Interests in, the Debtors are grouped as follows in accordance with Bankruptcy Code § 1122(a):

2.2. Class 1 — Priority Claims. Class 1 consists of all Allowed Priority Claims. Class 1 Claims shall be Allowed Claims as and to the extent set forth in Section 4.2 hereof.

2.3. Class 2 — Secured Claims Against One or More of the Debtors.

(a) Class 2A — Senior Credit Facility Claims. Class 2A consists of all Allowed Senior Credit Facility Claims, as against (a) G&L Inc., as borrower under the Senior Credit Facility, and (b) each of the other Debtors, in their capacity as the Senior Credit Facility Guarantors. Class 2A Claims shall be Allowed Claims.

(b) Class 2B — Other Secured Claims Against a Debtor. Class 2B consists of all Secured Claims against a Debtor that are Allowed Claims that are not otherwise classified in this Article II. Accordingly, Class 2B Claims do not include any Senior Credit Facility Claims or any DIP Facility Claims. Class 2B Claims shall be Allowed Claims as and to the extent set forth in Section 4.3 hereof.

2.4. Class 3 — General Unsecured Claims. Class 3 consists of all Allowed General Unsecured Claims. Class 3 Claims shall be Allowed Claims as and to the extent set forth in Section 5.3 hereof.

2.5. Class 4 — Senior Subordinated Notes Claims. Class 4 consists of all Allowed Senior Subordinated Notes Claims, as against (a) G&L Inc., as the issuer under the Senior Subordinated Notes, and (b) each of the other Debtors, in their capacity as the Senior Subordinated Notes Guarantors. Class 4 Claims shall be Allowed Claims as and to the extent set forth in Section 5.4 hereof.

2.6. Class 5 — Intercompany Claims. Class 5 consists of all Allowed Intercompany Claims, including, but not limited to, those arising under the Old Intercompany Notes. Class 5 Claims shall be Allowed Claims as and to the extent set forth in Section 4.4 hereof.

2.7. Class 6 — Debtor Subsidiaries Old Stock Interests. Class 6 consists of all Interests arising under or in connection with the Old Stock of all of the Debtor Subsidiaries. Class 6 Interests shall be Allowed as and to the extent set forth in Section 5.5 hereof.

2.8. Class 7 — G&L Inc. Preferred Stock Interests. Class 7 consists of all Interests arising under or in connection with the G&L Inc. Preferred Stock, if any.

2.9. Class 8 — G&L Inc. Common Stock Interests. Class 8 consists of all Interests arising under or in connection with the G&L Inc. Common Stock.

ARTICLE III

TREATMENT OF ADMINISTRATIVE AND TAX CLAIMS

3.1. Administrative Claims. Each Holder of an Allowed Administrative Claim as of the Distribution Record Date shall receive, in full satisfaction of such Allowed Claim, Cash equal to the amount of such Claim on the later of (i) the Initial Distribution Date and (ii) the date that is 10 days after the Allowance Date, unless such Holder shall have agreed to a different treatment of such Allowed Claim; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business and assumed by the Debtors shall be paid or performed in accordance with the terms and conditions of the particular transactions and any agreements related thereto.

Without limiting the generality of the foregoing, the Holders of DIP Facility Claims as of the Effective Date shall, in the aggregate, have Allowed Claims for all amounts included in the definition of DIP Facility Claims. Specifically, each Holder of an Allowed DIP Facility Claim as of the Distribution Record Date shall receive payment in full satisfaction of such Claim, as follows: on the Effective Date (or as soon thereafter as is practicable), each Holder of an Allowed DIP Facility Claim shall receive Cash in an amount equal to such Holder’s Pro Rata share of the aggregate amount of the remaining and outstanding Allowed DIP Facility Claims (if any), which payments shall collectively be in the amount equal to the aggregate outstanding and remaining amount of the Allowed DIP Facility Claims (if any), and either (i) the DIP Facility Lenders will receive cancellation without draw of all outstanding letters of credit issued under the DIP Facility or (ii) G&L Inc. will provide cash collateral for the outstanding letters of credit in accordance with the DIP Facility. The Debtors shall provide the sum total of the distributions to be made to the DIP Facility Lenders as set forth in the immediately preceding sentence (if any) to the DIP Agent, which, in turn, shall make the Pro Rata distributions thereof to the individual Holders of Allowed DIP Facility Claims as set forth in this Section 3.1. The DIP Agent shall take all steps reasonably necessary to effectuate such Pro Rata distributions to the individual Holders of Allowed DIP Facility Claims (if any).

3.2. Tax Claims. Each Holder of an Allowed Tax Claim as of the Distribution Record Date shall receive in full satisfaction of such Allowed Claim, at the election of the applicable Debtor, in its sole discretion, either (i) Cash equal to the amount of such Claim on the later of (1) the Initial Distribution Date and (2) the date that is 10 days after the Allowance Date, unless such Holder shall have agreed to different treatment of such Allowed Claim, or (ii) in accordance with Bankruptcy Code § 1129(a)(9)(C), deferred Cash payments over a period not exceeding six years after the date of assessment of such claim, of a value, as of the Effective Date, equal to the allowed amount of such Allowed Tax Claim, unless such Holder shall have agreed to a different treatment of such Allowed Claim.

ARTICLE IV

TREATMENT OF CLASSES THAT ARE NOT IMPAIRED UNDER THE PLAN

4.1. Unimpaired Classes. Classes 1 and 2B are unimpaired. Class 5 is unimpaired except to the extent determined by the Debtors. Therefore, pursuant to Bankruptcy Code §

1126(f), the Holders of Allowed Claims in such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote thereon.

4.2. Class 1 — Priority Claims. Each Holder of an Allowed Class 1 Claim as of the Distribution Record Date shall receive in full satisfaction of such Allowed Claim Cash equal to the amount of such Allowed Claim on the latest of (i) the Initial Distribution Date, (ii) the date that is 10 days after the Allowance Date of such Claim, and (iii) the date when such Allowed Claim becomes due and payable according to its terms and conditions.

4.3. Class 2B — Other Secured Claims Against a Debtor. Each Allowed Class 2B Claim shall be Reinstated, such that each Allowed Class 2B Claim shall be unimpaired. Specifically, at their election, the Reorganized Debtors shall either: (a) pay the Allowed amount of the applicable Class 2B Claim in full on the later of the Effective Date or the Allowance Date of such Claim; (b) return the underlying collateral to the Holder of the applicable Class 2B Claim; (c) Reinstate the applicable Class 2B Claim in accordance with the provisions of Bankruptcy Code § 1124(2); (d) pay the applicable Class 2B Claim in the ordinary course; or (e) treat the applicable Class 2B Claim in a manner otherwise agreed to by the Holder thereof.

4.4. Class 5 — Intercompany Claims. In full satisfaction, settlement, release, and discharge of, and in exchange for, its Allowed Claims under or otherwise relating to the Old Intercompany Notes, on the Effective Date, Reorganized G&L Inc. (as holder) shall receive the New Intercompany Notes in the aggregate principal amount of $145 million from Reorganized Swift Textiles and Reorganized G&L Industries, as the respective makers thereof. Specifically, Reorganized Swift Textiles shall issue a note in the principal amount of $65 million, and Reorganized G&L Industries shall issue a note in the principal amount of $80 million, each to Reorganized G&L Inc., as holder. Any amounts otherwise due and owing under the Old Intercompany Notes in excess of $145 million shall be deemed to be contributions to capital by Reorganized G&L Inc. to Reorganized Swift Textiles and Reorganized G&L Industries, respectively.

All Intercompany Claims other than those arising under or otherwise relating to the Old Intercompany Notes shall be reviewed by the Debtors and adjusted, continued, or discharged, as the Debtors determine is appropriate, taking into account, among other things, the distribution of consideration under the Plan and the economic condition of the Reorganized Debtors.

The Holders of Intercompany Claims shall not be entitled to participate in any of the distributions on account of Claims under Sections 5.2, 5.3, and 5.4 hereof and shall only be entitled to the treatment provided in this Section 4.4 (including, but not limited to, the distribution of the New Intercompany Notes to Reorganized G&L Inc.).

4.5. Special Provision Regarding Unimpaired Claims. Except as may otherwise be provided in the Plan, the Confirmation Order, any other order of the Bankruptcy Court, or any Plan Document, nothing shall affect the Debtors’ or the Reorganized Debtors’ (as applicable) rights and defenses, both legal and equitable, with respect to any Claims that are not impaired under this Plan, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against such Claims.

ARTICLE V

TREATMENT OF CLASSES THAT ARE IMPAIRED UNDER THE PLAN

5.1. Impaired Classes. Classes 2A, 3, 4, 6, 7, and 8 are impaired. Holders of Allowed Claims in Classes 2A, 3, and 4 are entitled to vote to accept or reject the Plan. Holders of Interests in Classes 6 (subject to the provisions of Plan Section 6.3), 7, and 8 shall receive no distribution under the Plan; therefore, the Holders of Interests in those Classes are deemed to have rejected the Plan and, pursuant to Bankruptcy Code § 1126(g), are not entitled to vote to accept or reject the Plan.

5.2. Class 2A — Senior Credit Facility Claims. The Holders of Senior Credit Facility Claims as of the Effective Date shall, in the aggregate, have Allowed Claims for all amounts included in the definition of Senior Credit Facility Claims. Specifically, other than as set forth herein below in this Section 5.2, each Holder of an Allowed Senior Credit Facility Claim as of the Distribution Record Date shall receive payment in full satisfaction of such Claim, as follows: on the Effective Date (or as soon thereafter as is practicable), each Holder of an Allowed Senior Credit Facility Claim shall receive such Holder’s Pro Rata share of (a) a total of $35 million in Cash, consisting of (i) 100% of the Net Proceeds of the Klopman Sale, including any and all proceeds generated from the Klopman Sale received by the Senior Credit Facility Lenders prior to the Effective Date pursuant to the Final DIP Order, plus (ii) the Excess Cash, plus (iii) Cash in an amount equal to the positive difference (if any) between $35 million and the aggregate amount distributed pursuant to clauses (i) and (ii) of this sentence, to be funded by borrowings under the Exit Credit Facility on the Effective Date; (b) 100% of the New G&L Inc. Term Notes; and (c) 9.9 million (9,900,000) shares of New G&L Inc. Common Stock. As of the Effective Date, such 9.9 million shares of New G&L Inc. Common Stock to be so distributed on a Pro Rata basis to the Holders of Allowed Class 2A Claims shall collectively represent 99% of the outstanding shares of New G&L Inc. Common Stock on a fully-diluted basis (subject to dilution on a pari passu basis with all other holders of shares of New G&L Inc. Common Stock based on the issuance of (1) the New Restricted Stock and (2) the shares of New G&L Inc. Common Stock issuable upon the exercise of (a) the options to be granted pursuant to the Management Incentive Program and/or (b) the Warrants). Upon the issuance of these shares of New G&L Inc. Common Stock pursuant to the Plan, all such shares of New G&L Inc. Common Stock will be deemed fully paid and nonassessable.

In the event that the Holders of Allowed Class 4 Claims shall receive Cash in lieu of a distribution of shares of New G&L Inc. Common Stock and Warrants (as provided for in Section 5.4 of the Plan), the Holders of Allowed Class 2A Claims shall receive, in the aggregate, 10 million (10,000,000) shares of New G&L Inc. Common Stock (rather than 9.9 million shares, as contemplated in the immediately preceding paragraph), which 10 million shares shall collectively represent 100% of the outstanding shares of New G&L Inc. Common Stock on a fully-diluted basis (subject to dilution on a pari passu basis with all other holders of shares of New G&L Inc. Common Stock based on the issuance of (1) the New Restricted Stock and (2) the shares of New G&L Inc. Common Stock issuable upon the exercise of the options to be granted pursuant to the Management Incentive Program).

The Debtors shall provide the sum total of the distributions to be made to the Senior Credit Facility Lenders as set forth in the immediately preceding paragraph(s) to the Agent, who shall in turn thereafter make Pro Rata distributions thereof to the individual Holders of Allowed Senior Credit Facility Claims as set forth in this Section 5.2. The Agent shall take all steps reasonably necessary to effectuate such Pro Rata distributions to the individual Holders of Allowed Senior Credit Facility Claims.

In addition, all letters of credit issued under the Senior Credit Facility and outstanding as of the Effective Date, if any, shall be replaced with, to the extent practicable, or supported by, new letters of credit to be issued under the Exit Credit Facility, on terms reasonably acceptable to the issuer of such Senior Credit Facility letters of credit.

5.3. Class 3 — General Unsecured Claims.

Other than as set forth herein, each Holder of an Allowed Class 3 Claim as of the Distribution Record Date shall receive payment in full satisfaction of such Claim, as follows: on the Effective Date (or as soon thereafter as is practicable), each such Holder of an Allowed Class 3 Claim shall receive such Holder’s Pro Rata share of $500,000. In addition, pursuant to the terms of the Barclays Settlement Agreement, each Holder of an Allowed Class 3 Claim as of the Distribution Record Date shall receive on the Effective Date (or as soon thereafter as is practicable) such Holder’s Pro Rata share of the Designated Trade Cash Amount, as such term is defined in Plan Section 6.35 (it being understood that, although the distribution of such amount shall be made by the Reorganized Debtors to the Holders of Allowed Class 3 Claims in the manner provided by Plan Section 6.8, such distribution shall not constitute either a distribution of property of the Estates or an obligation of any of the Debtors or the Reorganized Debtors).

5.4. Class 4 — Senior Subordinated Notes Claims.

Other than as set forth herein, each Holder of an Allowed Class 4 Claim as of the Distribution Record Date shall receive payment in full satisfaction of such Claim, as follows: on the Effective Date (or as soon thereafter as is practicable), each Holder of an Allowed Class 4 Claim shall receive such Holder’s Pro Rata share of (i) one hundred thousand (100,000) shares of New G&L Inc. Common Stock and (ii) 100% of the Warrants. As of the Effective Date, such 100,000 shares of New G&L Inc. Common Stock to be so distributed on a Pro Rata basis to the Holders of Allowed Class 4 Claims shall collectively represent 1% of the outstanding shares of New G&L Inc. Common Stock on a fully-diluted basis (subject to dilution on a pari passu basis with all other holders of shares of New G&L Inc. Common Stock based on the issuance of (1) the New Restricted Stock and (2) the shares of New G&L Inc. Common Stock issuable upon the exercise of (a) the options to be granted pursuant to the Management Incentive Program and/or (b) the Warrants). Upon the issuance of these shares of New G&L Inc. Common Stock pursuant to the Plan, all such shares of New G&L Inc. Common Stock will be deemed fully paid and nonassessable. The foregoing distribution to the Holders of Allowed Class 4 Claims is conditioned upon the effectiveness of the Barclays Settlement Agreement and the distribution thereunder of the Designated Trade Cash Amount (as such term is defined in Plan Section 6.35) to the Holders of Class 3 Claims.

As of the Effective Date, the Warrants, if issued hereunder, shall represent, in the aggregate, the right to purchase up to 10% of the outstanding shares of New G&L Inc. Common Stock (after giving effect to the issuance of the shares upon the exercise of the Warrants) on a fully-diluted basis pursuant to the terms and subject to the conditions thereof. Any shares issuable upon the exercise of such Warrants are subject to dilution on a pari passu basis with all other holders of shares of New G&L Inc. Common Stock based on the issuance of (1) the New Restricted Stock and (2) the shares of New G&L Inc. Common Stock issuable upon the exercise of the options to be granted pursuant to the Management Incentive Program.

If it is determined, however, that such distribution of all or any portion of the 100,000 shares of New G&L Inc. Common Stock and the Warrants to the Holders of Allowed Class 4 Claims would cause Reorganized G&L Inc. to be a reporting company under the Securities Exchange Act of 1934, as amended, or otherwise, the Debtors reserve the right, with the consent of the Lender Steering Committee, to make, in lieu of a distribution of such shares and Warrants (or any portion thereof), a Cash distribution in an amount based upon the following values: $3.28 per share of New G&L Inc. Common Stock, $1.32 per each Type A Warrant, and $1.17 per each Type B Warrant not so distributed to the Holders of Allowed Class 4 Claims (subject to the de minimis distribution limitation set forth in Plan Section 6.23, if applicable), which Cash constitutes the monetary value ascribed to such shares and the Warrants.

Pursuant to Section 6.09 of the Senior Subordinated Notes Indenture, and as set forth further in Section 6.7(c) of the Plan, all distributions of shares of New G&L Inc. Common Stock and Warrants or cash (as applicable) provided for under this Section 5.4 on account of the Allowed Senior Subordinated Notes Claims shall be made to the Senior Subordinated Notes Indenture Trustee for further distribution to the Holders of Allowed Senior Subordinated Notes Claims. The Senior Subordinated Notes Indenture Trustee shall thereafter take all steps reasonably necessary and appropriate to effectuate such distribution of such shares of New G&L Inc. Common Stock and the Warrants or cash (as applicable) to the Holders of the Allowed Senior Subordinated Notes Claims (including, but not limited to, in its discretion, making a distribution of the appropriate amount of shares of New G&L Inc. Common Stock and Warrants or cash, as applicable, to the record holders of the Senior Subordinated Notes with instructions that such record holders subsequently distribute such shares of New G&L Inc. Common Stock and Warrants or cash, as applicable, to the applicable beneficial Holders of Allowed Senior Subordinated Notes Claims on whose behalf such record holder holds the Senior Subordinated Notes).

In addition, pursuant to the terms of the Barclays Settlement Agreement, each Holder of an Allowed Class 4 Claim as of the Distribution Record Date shall receive on the Effective Date (or as soon thereafter as is practicable) such Holder’s Pro Rata share of the distribution as set forth in clause (y) of Plan Section 6.35 (it being understood that, except as may otherwise be agreed to by the Debtors, the Agent, and the Lender Steering Committee in the manner set forth in Plan Section 6.35, such distribution shall be made by Barclays pursuant to the Barclays Settlement Agreement, and shall not constitute either a distribution of property of the Estates or an obligation of any of the Debtors or the Reorganized Debtors).

5.5. Class 6 — Debtor Subsidiaries Old Stock Interests. The Holders of Class 6 Interests shall not receive any distributions under the Plan on account of their Interests, provided that (except as may be modified by any Restructuring Transaction or with respect to the Dissolved Entities) the Debtors’ existing corporate structure of affiliate and/or subsidiary ownership shall be maintained and unaffected by the Plan, as set forth further in Plan Section 6.3.

5.6. Class 7 — G&L Inc. Preferred Stock Interests. On the Effective Date, all outstanding shares of G&L Inc. Preferred Stock, if any, shall be cancelled and be deemed terminated and of no force and effect. No distribution of any kind shall be made on account of the G&L Inc. Preferred Stock under the Plan.

5.7. Class 8 — G&L Inc. Common Stock Interests. On the Effective Date, all outstanding shares of G&L Inc. Common Stock shall be cancelled and be deemed terminated and of no force and effect. No distribution of any kind shall be made on account of the G&L Inc. Common Stock under the Plan.

5.8. Allocation of Distributions. All distributions paid to Holders of Claims in satisfaction thereof pursuant to this Plan shall be allocated first to the original principal amounts of such Claims (as determined for federal income tax purposes), and, second, to the portion of such Claims representing interest (as determined for federal income tax purposes), and any excess thereafter shall be allocated to the remaining portion of such Claims, provided, however, that payments made to the Holders of Class 2A Claims shall be allocated in accordance with the terms of the Senior Credit Facility.

5.9. Distribution Limitations. Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made on account of any Claim, or part thereof, (i) that is not an Allowed Claim or (ii) that has been avoided or is subject to any objection. The sum total of the value of the distributions to be made on the Initial Distribution Date to all Claims in a particular Class (if any) shall not exceed the aggregate amount of the Allowed Claims in such Class (if any).

5.10. Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims. Distributions under the Plan to each Holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the Holder thereof under any pertinent insurance policies and applicable law. Nothing in this Section 5.10 will constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities that any entity may hold against any other entity, including the Debtors’ insurance carriers.

5.11. Special Provision Regarding Impaired Claims. Except as may otherwise be provided in the Plan, the Confirmation Order, any other order of the Bankruptcy Court, or any Plan Document, nothing shall affect the Debtors’ or the Reorganized Debtors’ (as applicable) rights and defenses, both legal and equitable, with respect to any Claims that are impaired under this Plan, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against such Claims.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF THE PLAN

6.1. Dissolution. After the Confirmation Date, but prior to the Effective Date, the Dissolved Entities, which are both Delaware corporations, shall be dissolved in accordance with Sections 275 and 303 of the Delaware General Corporation Law. The respective Boards of Directors and officers of the Dissolved Entities shall take all such other actions as are necessary and appropriate to effectuate the dissolution of the Dissolved Entities, including, but not limited to (i) the designation and authorization of an officer or officers to execute a certificate of dissolution and file such certificate with the appropriate Delaware state official, and to tender to the appropriate Delaware state entities all taxes and fees, including assessment fees, authorized and/or required by law to be collected thereby, and (ii) such other actions as such officer deems appropriate to effect such dissolutions. On or after the Effective Date, but, in any event, as soon as is practicable under the provisions of applicable Delaware state law, pursuant to such dissolutions, any tangible Assets (if any) of a Dissolved Entity shall be utilized to satisfy any remaining obligations of such Dissolved Entity (if any), and any Assets of the Dissolved Entities remaining thereafter shall be distributed and transferred to Reorganized G&L Inc. to be administered in accordance with the terms of this Plan. Any such dissolution shall require the consent of the Lender Steering Committee.

6.2. Boards of Directors of the Reorganized Debtors. As of the Effective Date, the respective Boards of Directors of each of the Reorganized Debtors that are corporations shall each initially have the same seven-person board of directors consisting of the following designations: one of whom shall be the Chief Executive Officer of Reorganized G&L Inc. and six of whom shall be designated by the Holders of a majority in dollar amount of the Senior Credit Facility Claims. The members of the respective Boards of Directors of each of the Reorganized Debtors shall be disclosed to the Bankruptcy Court pursuant to Bankruptcy Code § 1129(a)(5) on or before the Confirmation Date, unless otherwise permitted by the Bankruptcy Court. In addition, Reorganized G&L Inc. is authorized to appoint the officers and/or managers (as applicable) of any and all New Subsidiaries (if any), which officers shall have the authority to execute instruments on behalf of the applicable New Subsidiary(ies) (if any) and to otherwise bind these entities. No new directors shall be appointed with respect to either of the Dissolved Entities.

Each such director and officer will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the terms of the applicable Amended and Restated Certificates of Incorporation and Amended and Restated By-laws or similar constituent documents of the applicable Reorganized Debtor and applicable state law.

6.3. Ownership of the Reorganized Subsidiaries, the New Subsidiaries, and the Dissolved Entities. Other than with respect to the Dissolved Entities, or otherwise in connection with a Restructuring Transaction, the ownership of the capital stock of the Reorganized Subsidiaries following the Effective Date shall be unaffected by the Plan, as each Debtor that owned or held the Old Stock of a Debtor Subsidiary or other domestic or foreign subsidiary as of the Effective Date shall, as a Reorganized Debtor on the Effective Date, own or hold such capital stock and/or equity interest (as applicable) in the corresponding Reorganized Subsidiary or other domestic or foreign subsidiary as of the Effective Date, such that upon the Effective Date, the capital stock of the respective Reorganized Subsidiaries shall be owned or held as follows: Reorganized G&L Inc. shall own all of the capital stock of Reorganized Swift Textiles and Reorganized G&L Industries; Reorganized Swift Textiles, in turn, shall own all of the capital stock of Reorganized Swift Denim Properties; and Reorganized G&L Industries shall own all of the capital stock or interests (as applicable) of Reorganized G&L Properties, Reorganized Greensboro Textile, Reorganized Brighton Weaving, Reorganized Flint Spinning, Reorganized Society Hill Finishing, and Reorganized McDowell Weaving. In addition (other than with respect to any stock interests sold or otherwise transferred by any of the Debtors on or prior to the Effective Date), following the Effective Date, each Reorganized Debtor shall own and retain the equity interests in any non-Debtor foreign or other subsidiaries to the same extent that the applicable corresponding Debtor owned an equity interest in such non-Debtor foreign or other subsidiary as of the Effective Date. Reorganized G&L Inc. shall own all the capital stock of the Dissolved Entities until the effective date of the latter’s respective dissolutions in accordance with the provisions of applicable Delaware law. In addition, the applicable Reorganized Debtor shall own the equity interest in any New Subsidiary that such Reorganized Debtor causes to be established pursuant to any Restructuring Transaction(s).

6.4. Issuance of New Securities; Execution of Plan Documents.

(a) On the Effective Date (or as soon thereafter as is practicable), and other than as set forth herein, Reorganized G&L Inc. shall issue the New G&L Inc. Term Notes, the New G&L Inc. Common Stock (including, but not limited to, the New Restricted Stock), and the Warrants (to the extent that the Warrants are issued pursuant to the terms of the Plan); Reorganized Swift Textiles and Reorganized G&L Industries shall issue the respective New Intercompany Notes; and the Reorganized Debtors may issue other notes in connection with the Exit Credit Facility or otherwise in connection with any Plan Document. The (a) issuance of the New G&L Inc. Term Notes, the New G&L Inc. Common Stock (including, but not limited to, the New Restricted Stock), and the Warrants (if any) by Reorganized G&L Inc. and (b) the issuance of the New Intercompany Notes by Reorganized Swift Textiles and Reorganized G&L Industries, respectively, all pursuant to the Plan (including, pursuant to Sections 4.4, 5.2, 5.4, and 6.19 hereof), and (c) the issuance of any and all other notes under or in connection with the Exit Credit Facility, the Exit Credit Facility Guarantees, the New G&L Inc. Term Notes Guarantees, or otherwise by any of the Reorganized Debtors, are all authorized hereby without the need for any further corporate action or court order.

(b) The execution and delivery by the Debtor(s) or the Reorganized Debtor(s) party thereto and/or any New Subsidiary (as applicable), of all Plan Documents (including, without limitation, the Exit Credit Facility; any document memorializing the Management Incentive Program, the Registration Rights Agreement, any indenture or similar agreement relating to the issuance of the New G&L Inc. Term Notes, the Warrants (if applicable), or the New Intercompany Notes, and/or any other agreement entered into, or instrument, security interest, guaranty, or note issued in connection with any of the foregoing, any other Plan Document, any document relating to the formation of any New Subsidiary and the execution of any and all New Subsidiaries’ respective organizational documents and/or the consummation of any or all Restructuring Transactions contemplated in Section 6.22 hereof, the dissolution of the

Dissolved Entities), and any other document necessary or appropriate to effectuate the events contemplated herein and therein, is hereby authorized without the need for any further corporate action or court order. All such Plan Documents shall also become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously.

6.5. Corporate Governance, Directors and Officers, and Corporation Action.

(a) Amended and Restated Certificates of Incorporation, Amended and Restated Certificates of Formation; and Amended and Restated Limited Liability Company Operating Agreements. On or before the Effective Date, (i) those Reorganized Debtors that are corporations shall file their respective Amended and Restated Certificates of Incorporation with the Secretary of the State of Delaware in accordance with Sections 242, 245, and 303 of the Delaware General Corporation Law and (ii) those Reorganized Debtors that are limited liability companies shall adopt their respective Amended and Restated Certificates of Formation in accordance with the provisions of applicable Delaware state law. Each of the Amended and Restated Certificates of Incorporation and the Amended and Restated Limited Liability Company Operating Agreements of the respective Reorganized Debtors (as applicable) will, among other things, prohibit the issuance of nonvoting equity securities to the extent required by Bankruptcy Code § 1123(a). The Amended and Restated Certificate of Incorporation of Reorganized G&L Inc. shall (a) provide that (i) the number of authorized shares of New G&L Inc. Common Stock shall be 15 million (15,000,000) and (ii) the par value of the New G&L Inc. Common Stock shall be $0.01 and (b) provide for the issuance of the New Restricted Stock under the Management Incentive Program. After the Effective Date, the Reorganized Debtors may amend and restate their respective Amended and Restated Certificates of Incorporation, Amended and Restated By-Laws, Amended and Restated Limited Liability Company Operating Agreements, Amended and Restated Certificates of Formation, and/or other constituent documents (as applicable) as permitted by governing Delaware general corporation law or limited liability company law (as applicable).

(b) Corporate Action. On or before the Effective Date: the execution and delivery of the Exit Credit Facility and all actions reasonably necessary and desirable to effectuate the same; the adoption of the Management Incentive Program, the execution and delivery of the Registration Rights Agreement, and all actions reasonably necessary and desirable to effectuate any of the foregoing; the reservation of authorized but unissued shares of New G&L Inc. Common Stock for issuance upon exercise of (x) the options to be granted pursuant to the Management Incentive Program and (y) the Warrants (if any); the dissolution of the Dissolved Entities and all actions reasonably necessary and desirable to effectuate the same; the adoption and/or filing (as applicable) of the Amended and Restated Certificates of Incorporation, the Amended and Restated Certificates of Formation, the Amended and Restated Limited Liability Company Operating Agreements, the Amended and Restated By-Laws, or similar constituent documents; the selection of the directors, officers, and/or managers of the respective Reorganized Debtors and any New Subsidiary, if any (as applicable); the formation of any New Subsidiary and the consummation and execution of any or all Restructuring Transactions contemplated by Section 6.22 hereof; the transfer of any remaining property (including, but not limited to, U.S. trademark registrations and U.S. copyright registrations) from any Dissolved Entity to Reorganized G&L Inc.; the execution and delivery of each Plan

Document (including, but not limited to, the Exit Credit Facility and the Exit Credit Facility Guarantees) and any other document reasonably necessary or appropriate to effectuate the events contemplated herein and/or therein (including, but not limited to, any and all Restructuring Transactions, the Exit Credit Facility, the New G&L Inc. Term Notes, the New Intercompany Notes, or any guarantees or notes issued in connection therewith); and all other actions contemplated by the Plan, the Plan Documents, or such other documents shall be authorized and approved in all respects (subject to the provisions of the Plan) without the need for any further corporate action or court order. All matters provided for in the Plan involving the corporate structure, assets, and/or operations of the Debtors, the Reorganized Debtors, or any New Subsidiary, and any corporate action required by the Debtors, the Reorganized Debtors, or any New Subsidiary in connection with the Plan or the Plan Documents (including any corporate action as may be necessary or appropriate to consummate a Restructuring Transaction(s) contemplated in Section 6.22 hereof), shall be deemed to have occurred and shall be in effect, without any requirement of further action by the respective security holders, members, officers, or directors of the Debtors, the Reorganized Debtors, or any New Subsidiary. After the Confirmation Date and on or prior to the Effective Date, the appropriate members of the Boards of Directors and/or members or officers of the Debtors, the Reorganized Debtors, or any New Subsidiary (as applicable) are authorized and directed to issue, execute, and deliver the agreements, documents, securities, certificates, and instruments contemplated by the Plan (including in Section 6.22 hereof) and/or the Plan Documents in the name of and on behalf of the applicable Debtor(s), Reorganized Debtor(s), or New Subsidiary(ies) (as applicable).

6.6. Administration of the Plan.

(a) After the Effective Date, the Reorganized Debtors, and any New Subsidiaries (as applicable) shall respectively perform those responsibilities, duties, and obligations set forth herein, including, without limitation, making distributions as provided under the Plan, objecting to the allowance of any Claim, and prosecuting any litigation pertaining thereto, to pay such Claims as may be later Allowed, all as contemplated by the dispute resolution procedures contained in Section 6.11 of the Plan, and overseeing and governing the continuing affairs and operations of the Reorganized Debtors and any such New Subsidiaries (as applicable) on a going-forward basis.

(b) The Reorganized Debtors and the New Subsidiaries, if any (as applicable), may retain such management, law firms, accounting firms, experts, advisors, agents, consultants, investigators, appraisers, auctioneers, or other professionals as they may deem necessary, including, without limitation a transfer or disbursing agent, to aid them in the performance of their responsibilities pursuant to the terms of the Plan. It shall not be a requirement that any such parties retained by any of the Reorganized Debtors or any of the New Subsidiaries (as applicable) be a “disinterested person” (as such term is defined in Bankruptcy Code § 101(14)), and such retained parties may include Professionals or other Persons who had previously been active in these Cases on behalf of any Debtor, Creditor, Interest Holder, Committee, or other constituency herein.

(c) The respective Boards of Directors and management of the Debtors, the Reorganized Debtors, and any New Subsidiaries (as applicable) shall perform the duties and obligations imposed on them by the Plan with reasonable diligence and care under the circumstances.

(d) The Reorganized Debtors shall be responsible for filing all federal, state, and local tax returns for the Debtors and for the Reorganized Debtors.

(e) To the extent the manner of performance is not specified, the Debtors, the Reorganized Debtors, and the New Subsidiaries, if any (as applicable), will have the discretion to carry out and perform all other obligations or duties imposed on them by, or actions contemplated or authorized by, the Plan, any Plan Document, or by law in any manner their respective Boards of Directors or officers so choose, as long as such performance is not inconsistent with the intents and purposes of the Plan.

(f) In accordance with the terms and conditions of the Senior Subordinated Notes Indenture, the Debtors shall be responsible for satisfying all reasonable and customary fees, costs, and expenses incurred by the Senior Subordinated Notes Indenture Trustee and its counsel in the performance of any function associated with the Senior Subordinated Notes Indenture or the Plan in an amount up to $50,000 and such additional amounts as may be reasonably acceptable to the Reorganized Debtors and the Lender Steering Committee. In addition, following the issuance of the Warrants, the Reorganized Debtors shall be responsible for either serving as Warrant agent or arranging for a third party to serve in such capacity at the Reorganized Debtors’ expense.

6.7. Provisions Relating to Existing Notes and Existing Stock.

(a) On the Effective Date, the Senior Subordinated Notes; any and all notes issued in connection with the Senior Credit Facility, the DIP Facility, or any of the Guarantees; the Old Intercompany Notes; the G&L Inc. Common Stock; any G&L Inc. Preferred Stock; and any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating any of the Debtors to issue, transfer, or sell any shares of G&L Inc. Common Stock or G&L Inc. Preferred Stock, shall be canceled and be deemed terminated, cancelled, extinguished, and of no force and effect, and the Holders thereof shall have no rights, and such instruments shall evidence no rights, except the right to receive the distributions (if any) to be made to the Holders of such instruments under this Plan.

(b) No Holder of any of the Senior Subordinated Notes or any notes issued in connection with the DIP Facility or any of the Guarantees shall be entitled to any distribution under the Plan unless and until such Holder has first surrendered or caused to be surrendered (in the manner set forth below in this Plan subsection) (i) to the Senior Subordinated Notes Indenture Trustee, with respect to the Senior Subordinated Notes and/or the Senior Subordinated Notes Guarantees or (ii) to the DIP Agent, with respect to any notes issued in connection with the DIP Facility and/or the DIP Facility Guarantees (if any), the original notes held by it or, in the event that such original notes have been lost, destroyed, stolen, or mutilated, has first executed and delivered an affidavit of loss and indemnity with respect thereto in form customarily utilized for such purposes that is reasonably satisfactory to the Debtors, and, in the event the Debtors so request, has first furnished a bond in form and substance (including, without limitation, amount) reasonably satisfactory to the Debtors. If a Holder has actual possession of any Senior Subordinated Note or any note issued in connection with the DIP Facility or any of the Guarantees, then such Holder must physically surrender or cause to be surrendered its note(s) to, and in accordance with the procedures required by (i) the Senior Subordinated Notes Indenture Trustee, with respect to the Senior Subordinated Notes and/or the Senior Subordinated Notes Guarantees or (ii) to the DIP Agent, with respect to any notes issued in connection with the DIP Facility and/or the DIP Facility Guarantees (if any). The Senior Subordinated Notes Indenture Trustee and the DIP Agent shall in turn physically surrender or cause to be surrendered to the Reorganized Debtors any and all notes previously surrendered to it in accordance with this paragraph and any and all other notes previously held by such party in connection with the Senior Subordinated Notes Indenture or any notes issued in connection with the DIP Facility or any of the Guarantees (if any), as applicable. Alternatively, if a Senior Subordinated Noteholder holds its Senior Subordinated Note in book-entry form, then such Holder shall comply with such procedures and provide such instructions as are necessary to surrender the Senior Subordinated Notes electronically. As soon as practicable after such surrender of the applicable note(s) or such delivery of an affidavit of loss and indemnity and such furnishing of a bond as provided in this Section 6.7(b), the DIP Agent and the Senior Subordinated Notes Indenture Trustee (as provided in Plan Sections 3.1 and 5.4, respectively) shall make the distributions provided in the Plan with respect to the applicable Allowed Claim(s). Promptly upon the surrender of such instruments, the Reorganized Debtors and/or the Senior Subordinated Notes Indenture Trustee (as applicable) shall cancel the (1) Senior Subordinated Notes and (2) any and all notes issued in connection with the DIP Facility or any of the Guarantees (if any).

(c) For the purpose of distributions to the Holders of Allowed Senior Subordinated Note Claims, the Senior Subordinated Notes Indenture Trustee shall be deemed to be the sole Holder of all such Claims. All distributions on account of Allowed Senior Subordinated Note Claims shall be distributed to the Senior Subordinated Notes Indenture Trustee for further distribution to the Senior Subordinated Noteholders pursuant to the terms and subject to the conditions of the Senior Subordinated Notes Indenture and the Plan. On the Effective Date, the obligations under the Senior Subordinated Notes and the Senior Subordinated Notes Indenture shall be deemed terminated, canceled, and extinguished (all without any further action by any person or the Bankruptcy Court) and shall have no further legal effect other than as evidence of any right to receive distributions under the Plan as set forth in Section 5.4 hereof; provided, however, that the Senior Subordinated Notes shall not be deemed canceled on the books and records of the Senior Subordinated Notes Indenture Trustee, the applicable securities depositories, clearing systems, or broker, bank, or custodial participants in the clearing system so as to facilitate distributions to the Senior Subordinated Noteholders. The authority of the Senior Subordinated Notes Indenture Trustee under the Senior Subordinated Notes Indenture shall be terminated as of the Effective Date; provided, however, that the Senior Subordinated Notes Indenture shall continue in effect solely for the purposes of (i) allowing the Senior Subordinated Notes Indenture Trustee to make the distributions as provided for in the Plan and to perform any and all current and future administrative functions and (ii) permitting the Senior Subordinated Notes Indenture Trustee to maintain its continuing charging lien against any and all distributions payable to the Senior Subordinated Noteholders to the extent that the Senior Subordinated Notes Indenture Trustee has not received or does not receive payment for fees, costs, and expenses incurred in the performance of any function associated with the Senior Subordinated Notes Indenture or the Plan.

6.8. Delivery of Distributions; Unclaimed Property; Undeliverable Distributions.

(a) Except as provided in Sections 3.1, 5.2, 5.4, and 6.8(c) hereof, any distributions to Holders of Allowed Claims under this Plan shall be made: (i) at the addresses set forth on the Schedules, or on the respective Proofs of Claim filed by such Holders in the event that the address indicated thereon differs from that set forth on such Schedules; or (ii) at the addresses set forth in any written notices of address change delivered to the Debtors or the Reorganized Debtors (if after the Effective Date) after the date of any related Proof of Claim.

(b) In accordance with Bankruptcy Code § 1143, any Holder of any (i) Senior Subordinated Note or (ii) any note issued in connection with the DIP Facility or any of the Guarantees, that fails to surrender the applicable security or deliver an affidavit of loss and indemnity as provided herein within by 5:00 p.m. Eastern Standard Time on the date that is one year from and after the later of the Effective Date or the applicable Allowance Date with respect to any Claims arising from or relating to such Senior Subordinated Note or note issued in connection with the DIP Facility or any of the Guarantees (if any), shall be deemed to have forfeited all rights and claims in respect of such Claims, and shall be forever barred from receiving any distributions under the Plan on account thereof. In such cases, any property held for distribution by the Reorganized Debtors on account of Allowed Claims based on such Senior Subordinated Notes or note issued in connection with the DIP Facility or any of the Guarantees (if any) shall be redistributed in accordance with the provisions of the Plan.

(c) If the distribution to the Holder of any Allowed Claim is returned to the Reorganized Debtors as undeliverable, no further distribution shall be made to such Holder unless and until the Reorganized Debtors are notified in writing of such Holder’s then current address. The Reorganized Debtors shall retain undeliverable distributions to be redistributed in accordance with the provisions of the Plan.

(d) Any Holder of an Allowed Claim who does not assert a claim for an undeliverable distribution by 5:00 p.m. Eastern Standard Time on the date that is one year after the date by which such Holder was first entitled to such distribution shall no longer have any claim to, or interest in, such undeliverable distribution and shall be forever barred from receiving any distribution under the Plan.

(e) Nothing contained in the Plan shall require the Debtors or the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

6.9. Funding of Cash Distributions under the Plan. Any funds necessary to make the Cash distributions required under Articles III, IV, and V of the Plan and/or to fund the future obligations of the Reorganized Debtors shall (as applicable) be from: the Cash on hand of the Debtors and of the Reorganized Debtors (including, but not limited to, the Excess Cash, which shall be distributed to the Holders of Allowed Class 2A Claims in the manner set forth in Plan Section 5.2); the Exit Credit Facility; the Net Proceeds of the Klopman Sale, which shall be distributed to the Holders of Allowed Class 2A Claims in the manner set forth in Plan Section 5.2); and the future operations of the Debtors and the Reorganized Debtors (as applicable).

6.10. Manner of Payments Under the Plan. Any Cash payment to be made by the Debtors or the Reorganized Debtors (as applicable) pursuant to the Plan may be made by a check on a United States bank selected by the Debtors or the Reorganized Debtors (as applicable); provided, however, that Cash payments made to foreign Holders of Allowed Claims may be paid, at the option of the Debtors or the Reorganized Debtors (as applicable), in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

6.11. Disputed Claims.

(a) No distribution or payment shall be made on a Disputed Claim until such Disputed Claim becomes an Allowed Claim. On the Initial Distribution Date, the distributions reserved for the Holders of Disputed Claims in each Class under the Plan shall be deposited in reserve accounts segregated by the respective Classes in which the Disputed Claims exist (each reserve account a “Disputed Claims Reserve”).

(b) Notwithstanding any other provisions of the Plan, the Reorganized Debtors (or any transfer or disbursing agent retained by the Reorganized Debtors pursuant to Section 6.6(b) of this Plan) shall withhold from the property to be distributed under the Plan, in each Disputed Claims Reserve, a sufficient Pro Rata share of the property to be distributed on account of the face amount of Claims that are Disputed Claims in such Class as of the Initial Distribution Date for such Class under the Plan. For the purposes of this provision, the “face amount” of a Claim is (i) the amount set forth on the Proof of Claim or such lower amount as may be determined in accordance with Section 6.11(c), unless the Claim is filed in an unliquidated amount; or (ii) if a Proof of Claim has been filed in an unliquidated amount, the amount determined in accordance with Section 6.11(c). In determining the amount of the Pro Rata distributions to the Holders of Allowed Claims in any Class for which a Disputed Claims Reserve has or will be established, the calculation of the amount of Pro Rata distribution to each Holder of an Allowed Claim in such Classes shall be made as if all Disputed Claims in the applicable Class were Allowed Claims in their respective face amounts.

(c) As to any Disputed Claim (including, without limitation, any unliquidated Claim), the Bankruptcy Court shall, upon motion by the Debtors or the Reorganized Debtors (as applicable), estimate the maximum allowable amount of such Disputed Claim and the amount to be placed in the Disputed Claims Reserve on account of such Disputed Claim. Any Creditor whose Claim is so estimated by an Order of the Bankruptcy Court shall not have recourse to the Debtors or to the Reorganized Debtors (or any New Subsidiary), any assets theretofore distributed on account of any Allowed Claim, or any other entity or property (including, but not limited to, any assets transferred to a New Subsidiary pursuant to any Restructuring Transaction) if the finally Allowed Claim of that Creditor exceeds that estimated maximum allowable amount. Instead, such Creditor shall have recourse only to the undistributed assets (if any) in the applicable Disputed Claims Reserve for the Claim of that Creditor and (on a Pro Rata basis with other Creditors of the same Class who are similarly situated) to those portions (if any) of the Disputed Claims Reserve for other disputed and unliquidated Claims of the same Class that exceed the ultimately allowed amount of such Claims.

(d) All Cash held in the Disputed Claims Reserve accounts shall be invested in such investments as are described in Bankruptcy Code § 345. All earnings on such Cash shall be held in trust in the Disputed Claims Reserve accounts and shall be distributed only in the manner described in the Plan.

(e) At such time as all or any portion of a Disputed Claim becomes an Allowed Claim, the distributions reserved for such Disputed Claim or such portion, plus any earnings thereon (if any), shall be released from the appropriate Disputed Claims Reserve account and delivered to the Holder of such Allowed Claim. At such time as all or any portion of any Disputed Claim is determined not to be an Allowed Claim, the distribution reserved for such Disputed Claim or such portion, plus any earnings thereon, shall be released from the appropriate Disputed Claims Reserve account and made available for redistribution or otherwise in the manner described in the Plan.

(f) (i) After the Confirmation Date, the Debtors, and (ii) after the Effective Date, the Reorganized Debtors, shall have the authority to object to, settle, compromise, resolve, withdraw any objection to, or litigate Disputed Claims without the need for any Bankruptcy Court or other approval or any other or further notice.

(g) Notwithstanding anything contained in this Section 6.11 to the contrary, if there exists any Disputed Administrative Claim or Disputed Tax Claim, or any Disputed Class 1 or 2B Claim, the Reorganized Debtors shall withhold in a separate reserve account the “face amount” (as calculated under Section 6.11(b)) of any such Disputed Claim until and to the extent such Claim is determined to be an Allowed Claim.

6.12. Bar Date for Objections to Claims. Unless an earlier time is set by an order of the Bankruptcy Court, all objections to Claims (other than with respect to Administrative Claims and Rejection Claims) must be filed by the Claims Objection Bar Date; provided, however, that no such objections may be filed against any Claim after the Bankruptcy Court has determined by entry of a Final Order that such Claim is an Allowed Claim. The failure by any party in interest, including the Debtors, to object to any Claim, whether or not unpaid, for purposes of voting shall not be deemed a waiver of such party’s rights to object to, or re-examine, any such Claim in whole or in part.

6.13. Distribution Record Date. At the close of business on the Distribution Record Date, the transfer records for the DIP Facility, the Senior Credit Facility, and the Senior Subordinated Notes shall be closed, and there shall be no further changes in the record holders of the Senior Credit Facility Claims, the DIP Facility Claims, the Allowed Class 3 Claims, the Senior Subordinated Notes Claims, or any notes issued in connection with either the Senior Credit Facility or the DIP Facility (if any). Neither the Debtors, the Reorganized Debtors, any disbursing agent or transfer retained by the Reorganized Debtors pursuant to Section 6.6(b) of this Plan, the DIP Agent, the Agent, nor the Senior Subordinated Notes Indenture Trustee shall have any obligation to recognize any transfer of the Senior Credit Facility Claims, the DIP Facility Claims, any notes issued in connection with either the Senior Credit Facility or the DIP Facility (if any), the Senior Subordinated Notes Claims, or the Allowed Class 3 Claims occurring after the Distribution Record Date, and such parties shall be entitled, instead, to recognize and deal for all purposes hereunder with only those record holders thereof as of the close of business on the Distribution Record Date.

6.14. The Exit Credit Facility and the Exit Credit Facility Guarantees. On the Effective Date (or as soon thereafter as is practicable), Reorganized G&L Inc., as borrower, the Exit Credit Facility Guarantors, as guarantors, the Exit Credit Facility Lenders, as lenders, and the New Agent, as agent, shall execute and deliver the Exit Credit Facility, and Reorganized G&L Inc. and the Exit Credit Facility Guarantors (as applicable) shall execute and deliver the respective Exit Credit Facility Guarantees and any and all security agreements, mortgages or extensions of mortgages, certificates, and other instruments, agreements, assignments, and documents contemplated and/or required by the Exit Credit Facility, including, but not limited to, any and all such documents that serve to evidence and secure Reorganized G&L Inc.’s and the Exit Credit Facility Guarantors’ respective obligations under the Exit Credit Facility and the Exit Credit Facility Guarantees, and any Liens in favor of the New Agent on behalf of the Exit Credit Facility Lenders securing such obligations.

The Exit Credit Facility shall be in an aggregate principal amount of up to $70 million. Reorganized G&L Inc.’s obligations under the Exit Credit Facility shall be (i) guaranteed by the Exit Credit Facility Guarantors and (ii) secured by first priority liens on, and security interests in, substantially all of the Reorganized Debtors’ working capital Assets. The terms of the Exit Credit Facility shall be reasonably acceptable to the Debtors and the Lender Steering Committee and shall include such other terms and conditions customary for exit credit facilities of this type.

All letters of credit issued under the Senior Credit Facility and outstanding as of the Effective Date, if any, shall be replaced with, to the extent practicable, or supported by, new letters of credit to be issued under the Exit Credit Facility, on terms reasonably acceptable to the issuer of such Senior Credit Facility letters of credit.

The provisions of the Exit Credit Facility relating to covenants, prepayments, and collateral shall be consistent with those as set forth in the New G&L Inc. Term Notes and subject to the Intercreditor Agreement.

6.15. New G&L Inc. Term Notes. For the purpose of distributions of New G&L Inc. Term Notes to the Holders of Allowed Senior Credit Facility Claims, the Agent shall be deemed to be the sole Holder of such Claims. Accordingly, on the Effective Date (or as soon thereafter as is practicable), and except as otherwise set forth herein, Reorganized G&L Inc. shall issue in accordance with the Plan (including Section 5.2 hereof) the New G&L Inc. Term Notes to the Agent, for subsequent distribution on a Pro Rata basis to the Holders of Allowed Class 2A Claims. The New G&L Inc. Term Notes, which shall be in an aggregate principal amount equal to $130 million, shall have the principal terms and conditions as set forth on Exhibit B to the Disclosure Statement and shall include such other terms and conditions customary and appropriate for secured financings of this type.

Specifically, and without in any way limiting the generality of the foregoing, the New G&L Inc. Term Notes shall be guaranteed by the New G&L Inc. Term Notes Guarantors under the respective New G&L Inc. Term Notes Guarantees. The New G&L Inc. Term Notes shall be secured by (A) silent second priority liens on and security interests in the Reorganized Debtors’ working capital assets that are subject to a first priority lien in favor of the Exit Credit Facility Lenders and (B) first priority liens on and security interests in substantially all of the Reorganized Debtors’ other property, with the following qualifications: such liens securing the obligations under the New G&L Inc. Term Notes (i) shall be subject to the existing Liens in favor of the Holders of Allowed Class 2B Claims that continue to exist after the Effective Date pursuant to the terms of this Plan, and (ii) with respect to the Debtors’ foreign affiliates, shall be limited to a pledge of 65% of the voting stock of the Reorganized Debtors’ first-tier foreign subsidiaries. The New G&L Inc. Term Notes shall have a five-and-a-half (5.5) year term that commences on the Effective Date. Initially, the New G&L Inc. Term Notes shall bear interest at a rate per annum equal to LIBOR plus 8% for interest periods of 1, 2, or 3 months, subject to a London Interbank Offered Rate (“LIBOR”) floor of 2% and a maximum total interest rate of 10%. Interest on the New G&L Inc. Term Notes shall be entirely cash-pay, and shall be payable at the end of each 1, 2, or 3 month interest period but in no event less frequently than quarterly in arrears, on the maturity date of such notes, and thereafter on demand. The provisions of the New G&L Inc. Term Notes relating to covenants, prepayments, and collateral shall be consistent with those as set forth in the Exit Credit Facility and subject to the Intercreditor Agreement.

6.16. New G&L Inc. Common Stock. On the Effective Date (or as soon thereafter as is practicable), Reorganized G&L Inc. shall issue in accordance with the terms of the Plan (including Sections 5.2 and 5.4 hereof) 10 million shares of New G&L Inc. Common Stock. Specifically, to the extent that the Holders of Allowed Class 4 Claims shall receive a distribution of shares of New G&L Inc. Common Stock and Warrants (rather than Cash) under the Plan, Reorganized G&L Inc. shall issue, in the aggregate, (i) 9.9 million shares of New G&L Inc. Common Stock to the Holders of Allowed Claims in Class 2A and (ii) 100,000 shares of New G&L Inc. Common Stock to the Holders of Allowed Claims in Class 4. In the event that, under the Plan, the Holders of Allowed Class 4 Claims shall receive a distribution of Cash in lieu of a distribution of shares of New G&L Inc. Common Stock and Warrants, then Reorganized G&L Inc. shall issue, in the aggregate, 10 million shares of New G&L Inc. Common Stock to the Holders of Allowed Claims in Class 2A.

As of the Effective Date, such 10 million shares of New G&L Inc. Common Stock to be so distributed to the Holders of Allowed Claims in Class 2A and Class 4 (to the extent that the Holders of Allowed Class 4 Claims shall receive a distribution of shares and Warrants, rather than Cash, as set forth in Plan Section 5.4), shall collectively represent 100% of the outstanding shares of New G&L Inc. Common Stock on a fully-diluted basis (subject to dilution on a pari passu basis with all other holders of shares of New G&L Inc. Common Stock based on the issuance of (1) the New Restricted Stock and (2) the shares of New G&L Inc. Common Stock issuable upon the exercise of (a) the options to be granted pursuant to the Management Incentive Program and/or (b) the Warrants, to the extent that the Warrants are issued pursuant to the terms of this Plan). Reorganized G&L Inc. shall grant the initial Holders of the New G&L Inc. Common Stock (and such Holders’ permitted transferees) registration rights as set forth in, and governed by, the Registration Rights Agreement. Reorganized G&L Inc. shall also issue the New Restricted Stock to the Management Stockholders pursuant to the Management Incentive Program.

6.17. The Warrants. Subject to the other terms and conditions set forth in this Plan with respect to the issuance of the Warrants (including, but not limited to, in Plan Section 5.4 with respect to a determination that the issuance of all or any portion of the Warrants would not cause Reorganized G&L Inc. to become a reporting company), on the Effective Date (or as soon thereafter as is practicable), Reorganized G&L Inc. shall issue in accordance with the terms of the Plan (including Section 5.4 hereof) the Warrants to the Holders of Allowed Claims in Class 4.

6.18. New Intercompany Notes. On the Effective Date (or as soon thereafter as is practicable), Reorganized Swift Textiles and Reorganized G&L Industries (as the respective makers thereof) shall issue in accordance with the Plan (including Section 4.4 hereof) the New Intercompany Notes to Reorganized G&L Inc. (as holder). Specifically, Reorganized Swift Textiles shall issue a note in the principal amount of $65 million and Reorganized G&L Industries shall issue a note in the principal amount of $80 million, each to Reorganized G&L Inc. The New Intercompany Notes shall each have a five-and-a-half (5.5) year term that commences on the Effective Date, and shall each bear interest at a rate per annum equal to 10%. Interest on the New Intercompany Notes shall be entirely cash-pay, and shall be payable at the end of each interest period but in no event less frequently than quarterly in arrears, on the maturity date of such notes, and thereafter on demand. The New Intercompany Notes shall include such other terms and conditions customary and appropriate for notes evidencing comparable levels of indebtedness issued by and among unaffiliated third parties. The obligations under the New Intercompany Notes shall be subordinate to those under the Exit Credit Facility and the New G&L Inc. Term Notes. In addition, Reorganized G&L Inc. shall pledge its rights and interests in the New Intercompany Notes as security for its obligations under the New G&L Inc. Term Notes.

6.19. Management Incentive Program. On or after the Effective Date, the Management Incentive Program shall be adopted by Reorganized G&L Inc. Under the Management Incentive Program, Reorganized G&L Inc. shall grant the Management Stockholders New Restricted Stock and/or options to purchase shares of New G&L Inc. Common Stock. Up to a maximum of 10% of the New G&L Inc. Common Stock will be made available for grants of equity awards, including options to purchase such New G&L Inc. Common Stock, under the Management Incentive Plan. The initial grants to the Management Stockholders on the Effective Date (or as soon thereafter as is practicable) of New Restricted Stock and/or options to purchase shares of New G&L Inc. Common Stock shall be determined by the Lender Steering Committee. Thereafter, the Board of Directors of Reorganized G&L Inc. (or an appropriate committee thereof) may, from time to time, but subject to the terms and conditions of the Management Incentive Program, make additional grants of New Restricted Stock and/or options to purchase shares of New G&L Inc. Common Stock to the Management Stockholders under the Management Incentive Program. Any such subsequent grants of New Restricted Stock and/or options to purchase shares of New G&L Inc. Common Stock following the Effective Date shall be based upon the achievement of certain performance targets, which shall be determined by the Board of Directors of Reorganized G&L Inc. Following the Effective Date, the Management Incentive Program may be amended or modified by the Board of Directors of Reorganized G&L Inc. in accordance with the terms thereof, and any such amendment or modification shall not require any amendment of this Plan or further order of the Bankruptcy Court.

6.20. Registration Rights Agreement. The Registration Rights Agreement shall be executed and delivered on the Effective Date or as soon thereafter as is practicable by Reorganized G&L Inc. in favor of all Holders of registrable New G&L Inc. Common Stock and any of such Holders’ Nominees or permitted transferees. All of the New G&L Inc. Common

Stock (including, but not limited to, the New Restricted Stock) issued under the Plan or issuable upon the exercise of (a) the options to be granted pursuant to the Management Incentive Program to purchase shares of New G&L Inc. Common Stock or (b) the Warrants (to the extent that the Warrants are issued pursuant to the terms of the Plan), to the extent covered by the Registration Rights Agreement, shall be subject to the terms and conditions thereof. The Registration Rights Agreement shall contain provisions customary and appropriate for transactions of this type.

6.21. No Fractional Shares or Warrants. No fractional shares of New G&L Inc. Common Stock or Warrants to acquire any fractional shares of New G&L Inc. Common Stock (to the extent that the Warrants are issued pursuant to the terms of the Plan) shall be issued or distributed under the Plan. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New G&L Inc. Common Stock or a Warrant to acquire any fractional shares of New G&L Inc. Common Stock (if any), the actual distribution of shares of such stock or Warrants to acquire such shares shall be rounded down to the next lower whole number. The total number of shares of New G&L Inc. Common Stock and/or Warrants to acquire any fractional shares of New G&L Inc. Common Stock (if any) to be distributed to a Class of Claims shall be adjusted as necessary to account for this rounding. No consideration shall be provided in lieu of fractional shares of New G&L Inc. Common Stock or Warrants that are rounded down.

6.22. Potential Restructuring Transactions.

(a) The Debtors or the Reorganized Debtors may potentially engage in one or more Restructuring Transactions involving one or more of the Debtors’ or the Reorganized Debtors’ respective assets, liabilities, and/or operations (as applicable) and may otherwise take such actions that the Debtors or Reorganized Debtors determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses to simplify or otherwise improve the overall corporate structure or operations of the Reorganized Debtors. Such transactions may include one or more mergers, consolidations, restructurings, dispositions, sales, or other transfers, leases, or assignments, liquidations, or dissolutions, or change from a corporation to a limited liability corporation or other legal form, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect these transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, formation of new subsidiaries, disposition, sale, transfer, assignment, lease, liquidation, or dissolution containing terms that are not inconsistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, lease, or delegation of any asset, property, right, liability, duty, or obligation on terms not inconsistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Debtors and the Reorganized Debtors are hereby authorized to take any and all actions as may be reasonably necessary or appropriate to effectuate any and all such potential Restructuring Transactions, to the extent such actions are not inconsistent with the terms of this Plan. Similarly, the respective Boards of Directors, officers, and/or member of the Debtors, the

Reorganized Debtors, and the New Subsidiaries (as applicable) are hereby authorized to take all such actions as are necessary and appropriate to effectuate any and all Restructuring Transactions, without the need for any additional corporate action or court order.

(b) The Restructuring Transactions may include one or more mergers, consolidations, restructurings, formations of new subsidiaries, dispositions, sales, or other transfers, leases, or assignments, liquidations, or dissolutions that result in all or a portion of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Debtors or the Reorganized Debtors’ vesting in one or more surviving, resulting, or acquiring corporation(s) or similar entity. In each case in which the surviving, resulting, or acquiring corporation or similar entity in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring corporation or similar entity will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation or similar entity, which may provide that another Reorganized Debtor will perform such obligations. The Restructuring Transactions shall be reasonably acceptable to the Lender Steering Committee.

6.23. De Minimis Distributions. No Debtor, Reorganized Debtor, or any disbursing agent or transfer agent retained by the Reorganized Debtors pursuant to Section 6.6(b) of this Plan, will distribute any Cash to the Holder of an Allowed Class 3 Claim if the amount of Cash to be distributed on account of such Claim is less than $25. Any Holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than $25 will have its Claim for such distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors, any New Subsidiary, or their respective property. Any Cash not distributed pursuant to this Section 6.23 will be the property of Reorganized G&L Inc., free of any restrictions thereon, and any such Cash held by any disbursing agent or transfer agent retained by the Reorganized Debtors pursuant to Section 6.6(b) of this Plan will be returned to Reorganized G&L Inc.

6.24. Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Debtors, the Reorganized Debtors, any disbursing agent or transfer agent retained by the Reorganized Debtors pursuant to Section 6.6(b) of this Plan, the Agent, the DIP Agent, and the Senior Subordinated Notes Indenture Trustee, as the case may be, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.

6.25. Non-Debtor Intercompany Claims. All Non-Debtor Intercompany Claims shall be reviewed by the Debtors and adjusted, continued, or discharged, as the Debtors determine as appropriate, taking into account, among other things, the distribution of consideration under the Plan and the economic condition of the Reorganized Debtors and their non-Debtors subsidiaries and Affiliates.

6.26. Direction to Parties. From and after the Effective Date, the Reorganized Debtors and/or the New Subsidiaries (if any) may apply to the Bankruptcy Court for an order directing any necessary party to execute or deliver or to join in the execution or delivery of any instrument required to effect a transfer of property dealt with by the Plan (including, but not limited to, pursuant to any Restructuring Transaction), and to perform any other act, including the satisfaction of any Lien, that is necessary for the consummation of the Plan, pursuant to Bankruptcy Code § 1142(b).

6.27. Setoffs. The Debtors shall, pursuant to Bankruptcy Code § 553, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim, all claims, rights, and causes of action of any nature that the Debtors may hold against the Holder of such Allowed Claim that are not otherwise waived, released, or compromised in accordance with the Plan; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claims, rights, and causes of action that any of the Debtors may possess against such Holder; provided, further, however, that the Debtors shall not enforce rights of setoff (if any) against the Holders of Class 2A Claims.

6.28. Preservation of Rights of Action. Except as otherwise specified in the Plan, in accordance with Bankruptcy Code § 1123(b), as of the Effective Date, the Reorganized Debtors shall retain the Bankruptcy Claims and shall have the power, subject to any releases and/or waivers contained in the Plan or the Final DIP Order, (i) to institute and present in the name of the Debtors, or otherwise, all proceedings that they may deem proper in order to collect, assert, or enforce any claim (including, but not limited to, any and all Bankruptcy Claims), right, or title of any kind in or to any of the Debtors’ Assets or to avoid any purported Lien, and (ii) to defend and compromise any and all actions, suits, or proceedings in respect of such Assets.

6.29. Settlement of Bankruptcy Claims. At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in the Plan to the contrary, the Debtors may settle some or all of the Bankruptcy Claims with the approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019.

6.30. Termination of Claims of Contractual Subordination of Holders of Senior Subordinated Notes Claims. Provided that (i) the Bankruptcy Court shall have entered the Confirmation Order (approving, among other things, the provisions set forth in Plan Article IX and Plan Section 13.9) and (ii) the Effective Date shall have occurred and the Plan shall have been substantially consummated (as defined in § 1101(2) of the Bankruptcy Code), all rights, actions, or causes of action between or among the Holders of “Senior Indebtedness” (as such term is defined in the Senior Subordinated Notes Indenture) and Holders of Senior Subordinated Notes Claims relating in any manner whatsoever to Claims against the Debtors based upon any claimed right to contractual (including, but not limited to, pursuant to Section 12.01 of the Senior Subordinated Notes Indenture) or other subordination shall be satisfied, terminated, void, and of no further force and effect as of the Effective Date, so that notwithstanding any such rights, actions, or causes of action, each Holder of Senior Subordinated Notes Claims shall have the rights and benefits of the distributions provided in this Plan to such Holder.

6.31. “Change of Control” Provisions. Notwithstanding anything contained herein or in the Senior Subordinated Notes Indenture to the contrary, the transactions to be consummated in accordance with the Plan shall not create, or be deemed to create, any (a) right on the part of a Senior Subordinated Noteholder to require that G&L Inc. or Reorganized G&L Inc. repurchase such Holder’s Senior Subordinated Notes or (b) any other claim in connection therewith, upon a “Change of Control,” as such term is defined and discussed in Section 4.14 of the Senior Subordinated Notes Indenture or in any Executory Contract being assumed pursuant to this Plan.

6.32. Special Provisions Regarding the Treatment of Allowed Secondary Liability Claims. The classification and treatment of Allowed Claims under the Plan take into consideration all Allowed Secondary Liability Claims. On the Effective Date, Allowed Secondary Liability Claims (except for Claims arising under the Senior Credit Facility) will be treated as follows:

(a) The Allowed Secondary Liability Claims arising from or related to any Debtor’s joint or several liability for the obligations under any (a) Allowed Claim that is being Reinstated under the Plan or (b) Executory Contract that is being assumed or deemed assumed by another Debtor or Reorganized Debtor or under any Executory Contract that is being assumed by and assigned to another Debtor or Reorganized Debtor or any other entity will be Reinstated.

(b) Holders of all other Allowed Secondary Liability Claims will be entitled to only one distribution from the Debtors, which distribution shall be deemed to have been made by the Debtor that is primarily liable for the underlying Allowed Claim, which distribution will be as provided in the Plan in respect of such underlying Allowed Claim, and which Allowed Claim will be deemed satisfied in full by the distributions on account of the related underlying Allowed Claim. No multiple recovery on account of any Allowed Secondary Liability Claim (including, but not limited to, on account of any Claim based on any of the Guarantees or any guaranty related to an Executory Contract) will be provided or permitted.

6.33. Plan Supplement. The Plan Supplement has been filed with the Bankruptcy Court in the time established by the order of the Bankruptcy Court approving the Disclosure Statement. Documents included in the Plan Supplement include the respective forms of the Amended and Restated Certificates of Incorporation, the Amended and Restated Bylaws, the Amended and Restated Limited Liability Company Operating Agreements, the Amended and Restated Certificates of Formation, and the Registration Rights Agreement; the list of Executory Contracts to be assumed under the Plan and the proposed respective cure amounts due thereunder (if any); the list of the Executory Contracts to be rejected under the Plan; and a summary of the principal terms of the Management Incentive Program, among certain other Plan Documents. The Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims and Interests may obtain a copy of the Plan Supplement upon written request to the Debtors or through the Bankruptcy Court’s website, www.nysb.uscourts.gov. Hereinafter, the Debtors may, from time to time, amend, modify, or supplement the documents contained in the Plan Supplement, or may file additional supplement(s) containing forms and/or summaries of other Plan Documents not included in the Plan Supplement filed on January 15, 2004.

6.34. Consent or Acceptance by the Lender Steering Committee. In connection with any and all provisions of this Plan calling for the consent or acceptance of the Lender Steering Committee, such consent or acceptance (as applicable), as manifested by a majority of the members thereof actually voting on the particular issue at hand, shall not unreasonably be withheld by the Lender Steering Committee or its members.

6.35. Implementation of the Barclays Settlement Agreement. Under the Barclays Settlement Agreement, Barclays will transfer $4,950,000 in face amount of their Allowed Class 2A Claims for the benefit of the Holders of Allowed Class 3 Claims and Allowed Class 4 Claims for distribution in accordance with this Plan Section 6.35. The proceeds of the Barclays Settlement Agreement shall be distributed as follows: (x) each Holder of an Allowed Class 3 Claim as of the Distribution Record Date shall receive (i) such Holder’s Pro Rata share of Cash in the amount of approximately $158,000, representing the prorated share of the proceeds under the Barclays Settlement Agreement attributable to the Holders of the Class 3 Claims, and (ii) such Holder’s Pro Rata share of Cash in the amount of approximately $71,000, representing the prorated share of the Enhanced Recovery (the amounts set forth in clauses (i) and (ii) of this Plan Section 6.35 are collectively referred to herein as the “Designated Trade Cash Amount”); and (y) each Holder of an Allowed Class 4 Claim as of the Distribution Record Date shall receive such Holder’s Pro Rata share of the proceeds of the Barclays Settlement Agreement, less any proceeds distributed to the Holders of the Allowed Class 3 Claims in accordance with clause (x)(ii) of this Plan Section 6.35; provided, however, that the foregoing distributions shall not constitute a distribution of property of the Estates or an obligation of any of the Debtors or the Reorganized Debtors.

The Reorganized Debtors shall distribute the Designated Trade Cash Amount to the Holders of Allowed Class 3 Claims in the manner provided by Plan Sections 5.3 and 6.8. With respect to the remaining distribution on account of the Allowed Class 2A Claim being assigned by Barclays pursuant to the Barclays Settlement Agreement for the benefit of the Holders of Allowed Class 4 Claims in the amount set forth above in Plan Section 6.35(y), the Debtors, the Agent, and the Lender Steering Committee agree to reasonably cooperate with the Creditors Committee and Barclays to establish a mechanism for the further distribution thereof to the Holders of Allowed Class 4 Claims. However, nothing in this Plan shall require the Debtors, the Agent, or the Lender Steering Committee to undertake any actions in connection with such distribution that would cause such parties to incur any expense or burden without their express written consent.

ARTICLE VII

EXECUTORY CONTRACTS

7.1. Assumption of Executory Contracts. As of the Confirmation Date, but subject to the occurrence of the Effective Date, all Executory Contracts will be deemed assumed by the applicable Debtors and (except as otherwise provided in (i) Section 7.2 hereof with respect to any Assigned Executory Contracts that shall be assigned to a New Subsidiary pursuant to a Restructuring Transaction, if any, and (ii) Section 7.8 hereof with respect to insurance policies that relate to the assets, liabilities, and/or operations that are the subject of any Restructuring Transaction or are otherwise to be assigned to a New Subsidiary pursuant to a Restructuring Transaction, if any), retained by the applicable Reorganized Debtors in accordance with the provisions and requirements of Bankruptcy Code §§ 365 and 1123, except those Executory Contracts that (i) have been rejected by order of the Bankruptcy Court, (ii) are the subject of a motion to reject pending on the Confirmation Date, (iii) are identified as “to be rejected” on the list included in the Plan Supplement, or (iv) are otherwise rejected pursuant to the terms of the Plan. Rejection of the Executory Contracts at issue in clauses (iii) and (iv) in the immediately preceding sentence shall be effective as of the Confirmation Date, subject to the occurrence of the Effective Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to Bankruptcy Code §§ 365(a) and 1123, subject to the occurrence of the Effective Date. Each Executory Contract assumed pursuant to this Article VII that is not assigned to a New Subsidiary pursuant to Section 7.2 hereof shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as may be modified by (i) the provisions of the Plan, (ii) any order of the Bankruptcy Court approving and authorizing its assumption, or (iii) applicable federal law. The Debtors shall retain the right at all times prior to the Effective Date to reject any additional or other Executory Contract(s) not identified on the list thereof included in the Plan Supplement as “to be rejected.” Without limiting the effect of this Plan Section 7.1, the Disclosure Statement and the Plan Supplement each contain a schedule of all known Executory Contracts anticipated to be assumed under the Plan, subject to the Debtors’ right to determine subsequently to reject such Executory Contracts; such schedule has been divided into sub-categories, including, but not limited to, (i) insurance policies, (ii) Compensation and Benefits Programs (as defined below), and (iii) other Executory Contracts.

7.2. Assumption and Assignment of the Assigned Executory Contracts to the New Subsidiaries. On the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors shall assign all of the Assigned Executory Contracts set forth on the list thereof included in the Plan Supplement, if any, to the applicable New Subsidiaries in connection with the Restructuring Transactions contemplated in, and authorized by, Section 6.22 hereof. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of any and all such assignments pursuant to Bankruptcy Code §§ 365 and 1123, if any. Each Assigned Executory Contract assigned pursuant to this Article VII to a New Subsidiary, if any, shall be fully enforceable by such New Subsidiary in accordance with its terms, except as may be modified by (i) the provisions of the Plan, (ii) any order of the Bankruptcy Court approving and authorizing its assumption and assignment, or (iii) applicable federal law.

7.3. Cure of Defaults of Assumed or Assigned Executory Contracts. Any monetary amounts by which each Executory Contract to be assumed or assigned to a New Subsidiary (if any, in the case of the Assigned Executory Contracts) pursuant to the Plan is in default shall be satisfied, pursuant to Bankruptcy Code § 365(b)(1) of the Bankruptcy Code, by payment of the default amount (as such amount has been agreed upon by the Reorganized Debtors, or in the event of a dispute regarding such default amount, as such amount has been determined by an order of the Bankruptcy Court) in Cash by the latest of (i) the Effective Date, (ii) in the event of a dispute regarding the default amount, within 10 days of the entry of an order of the Bankruptcy Court establishing such default amount, (iii) the date of an order of the Bankruptcy Court approving and authorizing the assumption or assignment of an Executory Contract not otherwise assumed or assigned pursuant to the terms of the Plan, or (iv) on such other terms as the parties to such Executory Contracts may otherwise agree. Notwithstanding the foregoing, in the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of Bankruptcy Code § 365) under the contract or lease to be assumed or assigned, or (3) any other matter pertaining to assumption or assignment (each an “Assumption Dispute”), the cure payments required by Bankruptcy Code § 365(b)(1) shall be made following the entry of a Final Order resolving the dispute and approving the assumption or assignment; provided, however, that (a) in the event the Bankruptcy Court determines that the actual cure payment owed to a particular non-Debtor party to an Executory Contract exceeds the proposed cure amount as set forth in the notice provided by the Debtors pursuant to Section 7.4 hereof or (b) the Debtors and the applicable non-Debtor party involved in any Assumption Dispute cannot otherwise consensually resolve such Assumption Dispute prior to the Effective Date, the Debtors may reject the Executory Contract at issue pursuant to Bankruptcy Code § 365 rather than paying the disputed cure amount, by presenting a proposed order to the Bankruptcy Court for such rejection. In the event any Executory Contract is so rejected, the non-Debtor party thereto shall be entitled to file a Proof of Claim pursuant to Section 7.5 of this Plan, which Claim shall be classified pursuant to Section 7.6 hereof, but shall not be entitled to any other or further Claim or relief from any of the Debtors, the Reorganized Debtors, or any New Subsidiary.

7.4. Notice of Proposed Cure Amount and Objection Deadline. The Debtors have provided notice to the non-Debtor party to any Executory Contract to be assumed and/or assigned to a New Subsidiary pursuant to any Restructuring Transaction of (i) the proposed default amount owed (if any) under the applicable Executory Contract and (ii) the last date by which such non-Debtor party may file an objection or other response with respect to such proposed default amount. Any non-Debtor party that fails to object or otherwise respond in a timely manner to such notice of proposed default amount owed shall be deemed to have consented to such proposed amount and/or to the assignment of the Executory Contract to the applicable New Subsidiary in the case of an Assigned Executory Contract (if any).

7.5. Rejection Claims. Each Person who is a party to an Executory Contract rejected pursuant to this Article VII shall be entitled to file, not later than 30 days after such rejection (or as otherwise provided by an order of the Bankruptcy Court), a Proof of Claim for alleged Rejection Claims. If no such Proof of Claim for Rejection Claims is timely filed, any such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, any New Subsidiary, or their respective Estates or assets. Objections to any such Proof of Claim shall be filed not later than 120 days after such Proof of Claim is filed (or as otherwise provided by an order of the Bankruptcy Court), and the Bankruptcy Court shall decide any such objections. Payment of such Claims (consistent with the distributions to be received by Holders of other Claims in the Class into which such Claims fall, as determined by Section 7.6 hereof) shall be made no earlier than the later of (a) 10 days after the expiration of the 120-day period for filing an objection in respect of any Proof of Claim filed pursuant to this Section 7.5 and (b) 10 days after the Claim has been allowed by a Final Order, provided that no such payments shall be made before the Effective Date.

7.6. Classification of Rejection Claims. Except as otherwise provided under the Plan, Rejection Claims against any Debtor shall be treated as Allowed Class 3 Claims to the extent they are Allowed Claims, and shall be satisfied in accordance with the Bankruptcy Code, the Plan, and the Confirmation Order.

7.7. Reinstatement of Allowed Secondary Liability Claims Arising From or Related to Executory Contracts Assumed by the Debtors. On the Effective Date, in accordance with Section 6.33 hereof, any Allowed Secondary Liability Claim arising from or related to any Debtor’s joint or several liability for the obligations under or with respect to: (a)

any Executory Contract that is being assumed or deemed assumed pursuant to section 365 of the Bankruptcy Code by another Debtor or Reorganized Debtor; (b) any Executory Contract that is being assumed by and assigned to another Debtor, Reorganized Debtor, or New Subsidiary (if any); or (c) a Reinstated Claim will be Reinstated. Accordingly, such Allowed Secondary Liability Claims will survive and be unaffected by entry of the Confirmation Order.

7.8. Insurance Policies. Unless otherwise rejected by the Debtors, all insurance policies of the Debtors providing coverage to the Debtors and/or the Debtors’ directors, officers, stockholders, agents, employees, representatives, and others for conduct in connection in any way with the Debtors, their assets, liabilities, and/or operations, to the extent such policies are Executory Contracts, shall be deemed assumed by the applicable Debtors as of the Confirmation Date. Without limiting the generality of the foregoing, on the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors shall assign all insurance policies relating to the Debtors’ assets, liabilities, and/or operations that are the subject of a Restructuring Transaction (if any) to the applicable New Subsidiar(ies). Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and/or assignments pursuant to Bankruptcy Code §§ 365 and 1123 or otherwise. Each insurance policy assumed pursuant to this Article VII of the Plan that is not also assigned to a New Subsidiary pursuant to this Section 7.8 of the Plan shall revest in, and be fully enforceable by, the respective Reorganized Debtor in accordance with its terms, except as may be modified by (i) the provisions of the Plan, (ii) any order of the Bankruptcy Court approving and authorizing its assumption, or (iii) applicable federal law. Each insurance policy assigned pursuant to this Article VII to a New Subsidiary (if any) shall be fully enforceable by such New Subsidiary in accordance with its terms, except as may be modified by (i) the provisions of the Plan, (ii) any order of the Bankruptcy Court approving and authorizing its assumption and assignment, or (iii) applicable federal law. Whether such insurance policies are Executory Contracts or not, if they have not done so already, on or prior to the Effective Date, the applicable Debtors shall cure any defaults under such insurance policies. Without limiting the effect of this Plan Section 7.8, the schedule to the Disclosure Statement of all known Executory Contracts referenced in Plan Section 7.1 will include all known insurance policies anticipated to be assumed.

7.9. Compensation and Benefits Programs. Except as otherwise expressly provided under this Plan or any exhibit hereto, unless otherwise rejected or lawfully terminated by the Debtors, all employment agreements, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their Employees, retirees, and non-Employee directors, including, without limitation, all savings plans (including, but not limited to, any profit-sharing plans), pension or retirement plans (including, but not limited to, any plans qualified under Internal Revenue Code § 401(a)), healthcare plans, disability plans, severance benefit plans, and life, accidental death, and dismemberment insurance plans in effect as of the Confirmation Date (collectively, the “Compensation and Benefits Programs”) either shall be (i) treated as Executory Contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of Bankruptcy Code §§ 365 and 1123 or (ii) otherwise deemed assumed on the Effective Date. Without limiting the effect of this Plan Section 7.9, the schedule to the Disclosure Statement of all known Executory Contracts referenced in Plan Section 7.1 will include all known Compensation and Benefits Programs anticipated to be assumed.

On the Effective Date or as soon thereafter as is practicable, any and all New Subsidiaries shall be named as a participating employer(s) under the applicable Compensation and Benefits Programs, as determined by the Reorganized Debtors. Alternatively, in the event a particular Compensation and Benefits Program does not contain a “participating employer” concept, action shall be taken otherwise to effect coverage thereunder of applicable employees of the relevant New Subsidiary, if any, as determined by the Reorganized Debtors. Except as otherwise set forth herein, any employee of any New Subsidiary so covered under the Compensation and Benefits Programs shall be eligible for the benefits and entitlements thereunder to the same extent as such employee was eligible thereunder prior to the Effective Date.

7.10. Obligations to Indemnify Directors, Officers, and Employees, etc. The obligations of each Debtor or Reorganized Debtor to indemnify any person serving as one of its directors, officers, employees, agents, representatives, management, or otherwise on or following the Petition Date by reason of such person’s service on or following the Petition Date in such a capacity or as a director, officer, employee, agent, representative, manager, or otherwise of another corporation, partnership, or other legal entity, to the extent provided in the applicable certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies, or procedures of or with such Debtor, will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code or otherwise as of the Effective Date. Accordingly, such indemnification obligations will not be discharged but will instead survive and be unaffected by entry of the Confirmation Order. Without in any way limiting the generality of the foregoing, the Reorganized Debtors shall maintain for a period of not less than six years from the Effective Date coverage for the individuals covered, as of the Petition Date, by such policies at levels and on terms no less favorable to such individuals than the terms and levels provided for under the policies assumed pursuant to the Plan.

7.11. Executory Contracts Entered Into After the Petition Date. Executory Contracts entered into after the Petition Date by any Debtor, including any Executory Contracts assumed by any Debtor pursuant to Bankruptcy Code § 365, will be performed by the Debtor or the Reorganized Debtor liable thereunder in accordance with the terms and subject to the conditions of such Executory Contract(s) in the ordinary course of its business. Accordingly, such Executory Contracts (including any Executory Contracts assumed pursuant to Bankruptcy Code § 365) will survive and remain unaffected by entry of the Confirmation Order. Without limiting the effect of this Plan Section 7.11, the Disclosure Statement will contain a schedule of all known Executory Contracts entered into after the Petition Date by any Debtor, including any Executory Contracts assumed by any Debtor pursuant to Bankruptcy Code § 365.

ARTICLE VIII

CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS

8.1. Conditions to Confirmation. Confirmation of the Plan shall not occur unless and until the following conditions have been satisfied or waived, pursuant to Section 8.3, in writing by the Debtors and the Lender Steering Committee: (a) an order approving the Disclosure Statement as containing adequate information pursuant to Bankruptcy Code § 1125 shall have been entered and (b) the Confirmation Order shall be reasonably acceptable in form and substance to the Debtors and the Lender Steering Committee on behalf of the Senior Credit Facility Lenders. However, the Lender Steering Committee shall not be permitted to unreasonably withhold its consent to the form and substance of the Confirmation Order.

8.2. Conditions to Effectiveness. Notwithstanding any other provision of the Plan or the Confirmation Order, the Effective Date of the Plan shall not occur, and the Plan shall not be binding on any party, unless and until each of the following conditions has been satisfied or waived, subject to Section 8.3, in writing by the Debtors and the Lender Steering Committee on behalf of the Senior Credit Facility Lenders:

(a) The Confirmation Order (i) shall have been entered on the docket by the Clerk of the Bankruptcy Court in form and substance reasonably acceptable to the Debtors and the Lender Steering Committee on behalf of the Senior Credit Facility Lenders, (ii) shall not have been reversed, stayed, modified, or amended, and (iii) shall provide that, notwithstanding Bankruptcy Rule 3020(e), the Confirmation Order shall be immediately effective, subject to the terms and conditions of the Plan;

(b) The Plan Documents and all other documents provided for under, and reasonably necessary to effectuate the (i) terms of and (ii) actions contemplated under, the Plan shall have been executed and delivered by the parties thereto, unless such execution or delivery has been waived in writing by the parties benefited by such documents, including, but not limited to, the following documents:

(1) the Amended and Restated Certificates of Incorporation, the Amended and Restated By-Laws, the Amended and Restated Certificates of Formation, and the Amended and Restated Limited Liability Company Operating Agreements (as applicable);

(2) the Exit Credit Facility, the Exit Credit Facility Guarantees, and all instruments, certificates, guarantees, agreements, and documents contemplated by Section 6.14 of this Plan; and

(3) the New G&L Inc. Term Notes, the New G&L Inc. Term Notes Guarantees, the New Intercompany Notes, and all instruments, certificates, guarantees, agreements, and documents contemplated by Sections 6.15 and 6.18 of this Plan;

(c) The Lender Steering Committee shall have consented to each of the following:

(1) the terms and conditions of the Management Incentive Program;

(2) the composition and compensation of the Reorganized Debtors’ respective Boards of Directors and senior management;

(3) the terms and conditions of the Exit Credit Facility; and

(4) the terms and conditions of each Plan Document (including all exhibits thereto);

(d) The Amended and Restated Certificates of Incorporation and/or the Amended and Restated Certificates of Formation (as applicable) of the Reorganized Debtors shall have been (as applicable) adopted and/or filed with the applicable authority of each entity’s jurisdiction of incorporation in accordance with such jurisdiction’s corporate laws (as applicable);

(e) The Management Incentive Program and the Registration Rights Agreement shall have been executed and delivered by the applicable and necessary parties thereto;

(f) The new respective Boards of Directors of those Reorganized Debtors that are corporations shall have been appointed;

(g) All authorizations, consents, and regulatory approvals required (if any) in connection with the effectiveness of this Plan shall have been obtained;

(h) The Lender Steering Committee shall be reasonably satisfied that the (i) the issuance of the Warrants and the 100,000 shares of New G&L Inc. Common Stock to the Holders of Class 4 Claims and (ii) the implementation of the Barclays Settlement Agreement will not require the Reorganized Debtors to become a reporting company under the Securities Exchange Act of 1934, as amended, or otherwise;

(i) The Barclays Settlement Agreement (i) shall be (a) in form and substance reasonably acceptable to the Debtors and the Lender Steering Committee and (b) in full force and effect and (ii) shall have been approved by the Bankruptcy Court, and the assignment of Barclays’ Allowed Class 2A Claims pursuant to the Barclays Settlement Agreement shall have been completed in accordance with the terms thereof; and

(j) The Effective Date shall occur no later than March 15, 2004.

The Confirmation Order shall be deemed annulled at such time as a condition to the Effective Date that has not been waived in a writing executed by the Debtors and the Lender Steering Committee on behalf of the Senior Credit Facility Lenders. If the Effective Date does not occur for any reason, then the Plan shall be null and void and, in such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings (whether or not such proceedings involve any of the Debtors). If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors; (2) prejudice in any manner the rights of the Debtors; or (3) constitute an admission, acknowledgement, offer or undertaking by the Debtors in any respect.

8.3. Waiver of Conditions. The Debtors and the Lender Steering Committee on behalf of the Senior Credit Facility Lenders may, but shall have no obligation to, waive any conditions set forth in this Article at any time, without notice, without leave of or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan.

The failure to satisfy or waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such conditions to be satisfied.

8.4. Lender Steering Committee Approval. For purposes of this Article VIII, any consent that is required to be obtained from the Lender Steering Committee on behalf of the Senior Credit Facility Lenders shall be in writing.

ARTICLE IX

TITLE TO PROPERTY AND RELEASES

9.1. Vesting of Property. Except as otherwise provided in the Plan or the Confirmation Order, upon the Effective Date, but retroactive to the Confirmation Date, (a) the Reorganized Debtors shall continue to exist as separate corporate entities (except in the case of the Dissolved Entities, which shall continue to exist as separate corporate entities only until the effective date of the dissolution thereof in accordance with the provisions of applicable Delaware law), with all the powers of corporations and/or limited liability companies (as applicable) under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law, and (b) all property of the respective Estates of the Debtors (including, but not limited to, the Debtors’ respective equity interests in any Debtor Subsidiary or any non-Debtor domestic or foreign subsidiary, but not including any assets transferred, or any Assigned Executory Contract assigned, after the Confirmation Date but prior to the Effective Date to a New Subsidiary pursuant to a Restructuring Transaction, if any, as provided for and authorized herein), wherever situated, shall vest in the applicable Reorganized Debtor, subject to the provisions of the Plan and the Confirmation Order. Thereafter, each Reorganized Debtor may operate its business, incur debt and other obligations in the ordinary course of its business, and may otherwise use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. After the Effective Date, but retroactive to the Confirmation Date, all property retained by the Reorganized Debtors pursuant hereto or transferred or assigned to a New Subsidiary pursuant to a Restructuring Transaction shall be free and clear of all claims, debts, Liens, security interests, encumbrances, and interests of Creditors and Interest Holders of the Debtors and all other Persons, except as contemplated hereby and except for the obligation to perform according to the Plan and the Confirmation Order, and except for the claims, debts, Liens, security interests, encumbrances, and interests (a) of Holders of Allowed Class 2B Claims preserved or otherwise Reinstated by the Plan or (b) arising in connection with respect to the Exit Credit Facility and the New G&L Inc. Term Notes. Without in any way limiting the foregoing, and notwithstanding that the Reorganized Debtors will (a) assume the Pension Funding Agreement as of the Confirmation Date and (b) agree not to reject the Pension Funding Agreement prior to the Effective Date, the PBGC shall not have any Lien on any Assets of the Reorganized Debtors or any New Subsidiary under any terms of the Pension Funding Agreement.

9.2. Discharge and Injunction. Pursuant to 11 U.S.C. § 1141(b) or otherwise, except as may otherwise be provided herein or in the Confirmation Order, upon the occurrence of the Effective Date, the rights afforded and the payments and distributions to be made under this Plan shall be in complete exchange for, and in full and unconditional settlement, satisfaction, discharge, and release of any and all existing debts, Claims, and Interests of any kind, nature, or description whatsoever against the Debtors or any of the Debtors’ Assets and any assets transferred to a New Subsidiary pursuant to any Restructuring Transaction or other property, and shall effect a full and complete release, discharge, and termination of all Liens, security interests, or other claims, interests, or encumbrances upon all of the Debtors’ Assets (as well as upon any assets transferred to a New Subsidiary pursuant to any Restructuring Transaction) and property. No Creditor or Interest Holder of the Debtors nor any other Person may receive any payment from, or seek recourse against, any Assets (including, but not limited to, any assets transferred to a New Subsidiary pursuant to any Restructuring Transaction) that are to be distributed under the terms of the Plan, except for those distributions expressly provided for under the Plan. All Persons are precluded from asserting, against any property that is to be distributed under the terms of the Plan (including, but not limited to, any assets transferred to a New Subsidiary pursuant to any Restructuring Transaction), any claims, obligations, rights, causes of action, liabilities, or equity interests based upon any act, omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date, other than as expressly provided for in the Plan or the Confirmation Order, whether or not (a) a Proof of Claim based upon such debt is filed or deemed filed under Bankruptcy Code § 501; (b) a Claim based upon such debt is allowed under Bankruptcy Code § 502; or (c) the Holder of a Claim based upon such debt has accepted the Plan. Except as otherwise provided in the Plan or the Confirmation Order, all Holders of Claims and Interests arising prior to the Effective Date shall be permanently barred and enjoined from asserting against the Debtors, the Reorganized Debtors, any of the New Subsidiaries, their successors, or the Assets or any assets transferred to a New Subsidiary pursuant to any Restructuring Transaction, any of the following actions on account of such Claim or Interest: (a) commencing or continuing in any manner any action or other proceeding on account of such Claim or Interest against property to be distributed under the terms of the Plan, other than to enforce any right to distribution with respect to such property under the Plan; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against any of the property to be distributed under the terms of the Plan or transferred to a New Subsidiary pursuant to any Restructuring Transaction, other than as permitted under sub-paragraph (a) above; (c) creating, perfecting, or enforcing any Lien or encumbrance against any property to be distributed under the terms of the Plan or transferred to a New Subsidiary pursuant to any Restructuring Transaction; (d) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due the Debtors, the Reorganized Debtors, or any New Subsidiary, the Assets (as well as any assets transferred to a New Subsidiary pursuant to any Restructuring Transaction) or any other property of the Debtors, the Reorganized Debtors, or any New Subsidiary, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; and (e) acting or proceeding in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan. Notwithstanding anything to the contrary in this Plan Section 9.2, the discharge granted to the Debtors hereunder shall not discharge any liability arising under any fiduciary obligation under ERISA or any controlled group liabilities under Title IV of ERISA.

9.3. No Waiver of Discharge. Except as otherwise specifically provided herein, nothing in this Plan shall be deemed to waive, limit, or restrict in any way the discharge granted to the Debtors upon Confirmation of the Plan by Bankruptcy Code § 1141.

9.4. Post-Consummation Effect of Evidences of Claims or Interests. Except as otherwise expressly set forth in this Plan, any and all notes, stock certificates, and/or other evidences of Claims against, or Interests in, any of the Debtors shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan, if any, and shall otherwise be cancelled and of no force and effect as of the Effective Date.

9.5. Term of Injunctions or Stays. Unless otherwise provided, all injunctions or stays provided for in these Cases pursuant to Bankruptcy Code § 105, § 362, or otherwise, and in effect on the Confirmation Date, shall remain in full force and effect until the Effective Date.

9.6. Releases.

(a) In consideration for, among other things, the obligations under the Plan and the Plan Documents, and except as otherwise provided herein, as of the Confirmation Date, but subject to the occurrence of the Effective Date, none of: (i) the Debtors, the Reorganized Debtors, or any New Subsidiary and these parties’ respective successors and assigns; (ii) the Agent, the DIP Agent, the Senior Credit Facility Lenders, and the DIP Facility Lenders; (iii) the members of the Creditors Committee; (iv) the respective present or former directors, officers, employees, predecessors, successors, members, agents, principals, representatives, stockholders, attorneys, advisors, financial advisors, accountants, underwriters, appraisers, investment bankers, and other professionals of any Person referred to in clauses (i), (ii), or (iii) of this Section 9.6(a) (in each instance acting in such capacity and not in any other capacity); and (v) any Person claimed to be liable derivatively through any Person referred to in clauses (i), (ii), (iii), or (iv) of this Section 9.6(a) (all such Persons referred to in clauses (i) through (v) (inclusive) of this Section 9.6(a) are referred to herein collectively as the “Released Parties”), shall have or incur any liability to (A) each holder of a Claim that votes in favor of the Plan or (B) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each Person that has held, holds, or may hold a Claim or Interest or at any time was a creditor or Interest Holder of any of the Debtors and that does not vote on the Plan or votes against the Plan (all such Persons referred to in clauses (A) and (B) of this Section 9.6(a) are referred to herein collectively as the “Releasing Parties”) for any claim, obligation, right, cause of action, or liability (including, but not limited to, any claims arising out of, or relating to, any alleged fiduciary or other duty; any alleged violation of any federal securities law or any other law relating to creditors’ rights generally; any of the Released Parties’ ownership of any securities of any of the Debtors; or the potential avoidance of preferences or fraudulent conveyances or any derivative claims) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, or occurrence from the beginning of time through and including the Effective Date in any way relating to the Debtors, these Cases, or the Plan; and all claims based upon or arising out of such actions or omissions shall be forever waived and released (other than the right to enforce the Debtors’ or the Reorganized Debtors’ obligations under (a) the Plan, (b) any settlement agreement (including any related postpetition agreements) approved by the Bankruptcy Court in these Cases, (c) the Assumed Contracts, or (d) the Plan Documents to be delivered under the Plan); provided, however, that such waiver and release will be in addition to the discharge of Claims and termination of Interests provided in this Plan and under the Confirmation Order and the Bankruptcy Code.

(b) No release or waiver provided under this Section 9.6 shall affect the liability (a) of any non-Debtor Person (i) that otherwise would result from any action or omission to the extent that such action or omission is determined in a Final Order to have constituted willful misconduct, gross negligence, fraud, misuse of confidential information that causes damages, or ultra vires acts or (ii) that arises under (A) the Internal Revenue Code, or any state, city, or municipal tax code, (B) the environmental laws of the United States, any state, city, or municipality, (C) the criminal laws of the United States, any state, city, or municipality, or (D) any customs regulations of the United States; or (b) of any Person to the extent of any recoveries for a prepetition claim against a Released Party that may be obtained against a third-party insurer (but, for the avoidance of doubt, any claim to which an insurer may be subrogated shall remain subject to this waiver or release). In addition, no waiver or release provided under this Section 9.6 shall be (i) construed as, or operate as a release of, or limitation on any objections to Claims, (ii) construed as, or operate as a release of, claims against attorneys in derogation of the Code of Professional Responsibilities, (iii) construed as, or operate as a release of, claims relating to any fiduciary obligation under ERISA or any controlled group liabilities under Title IV of ERISA, or (iv) construed as, or operate as (1) a release or discharge of any Claims held by the SEC against any non-Debtor Persons, or (2) enjoining or restraining the SEC from instituting or enforcing any such Claims against any non-Debtor Persons (subject to any and all defenses thereto).

(c) Except as otherwise provided in this Plan, all Persons shall be forever precluded from asserting any claims released pursuant to this Section 9.6 against any of the Released Parties, or any of their respective assets; and to the extent that any Person receives monetary damages from any Released Party on account of any claim released pursuant to this Section 9.6, such Persons hereby assign all of their respective right, title, and interest in and to such recovery to the Released Parties against whom such money is recovered.

9.7. Release by the Debtors. On the Effective Date, pursuant to Bankruptcy Rule 9019 or otherwise, the Debtors, the Reorganized Debtors, and any Person seeking to exercise the rights of the Debtors’ estates, including, without limitation, any successor to the Debtors or any estate representative appointed or selected pursuant to Bankruptcy Code § 1123(b), on their own behalf, and on behalf of all the Debtors’ respective Interest Holders and Creditors derivatively, hereby completely and forever release, waive, and discharge the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities (including any Bankruptcy Claims), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity, or otherwise, that are based in whole or in part on any act, omission, transaction, or other occurrence taking place on or prior to the Effective Date in any way relating to a Debtor, these Cases, or the Plan that such entity has, had, or may have based upon any act or omission related to past service with, for, or on behalf of the Debtors or their Affiliates through and including the Effective Date, including, but not limited to, with respect to any actions to be contemplated by this Plan or not taken in connection herewith. The immediately preceding sentence shall not, however, apply to (i) any indebtedness of any Person to any of the Debtors for money borrowed by such Person or any other contractual obligation of any Person to any of the Debtors, (ii) any liability that otherwise would result from any action or omission to the extent that such action or omission is determined in a Final Order to have constituted willful misconduct, gross negligence, fraud, misuse of confidential information that causes damages, or ultra vires acts, or (iii) any setoff or counterclaim that the Debtors may have or assert against any Person, provided that the aggregate amount thereof shall not exceed the aggregate amount of any Claims held or asserted by such Person against the Debtors. Holders of Claims and Interests against any of the Debtors shall be enjoined from commencing or continuing any action, employment of process, or act to collect, offset, or recover any such claim that could be brought on behalf of or in the name of the Debtors. In addition, nothing in this Section 9.7 shall be construed as, or operate as a release of (a) claims against attorneys in derogation of the Code of Professional Responsibilities or (b) claims relating to any fiduciary obligation under ERISA or any controlled group liabilities under Title IV of ERISA.

9.8. Injunction Related to Releases. The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities released pursuant to the Plan.

9.9. Preservation of Insurance. Notwithstanding anything provided herein to the contrary, the Plan shall not be deemed in any way to diminish or impair the enforceability of any insurance policies that may cover claims against any of the Debtors or any other Person.

ARTICLE X

MODIFICATION AND RESERVATION OF RIGHTS IN THE

EVENT OF NONACCEPTANCE OF THE PLAN

The Debtors hereby reserve the right to request that the Bankruptcy Court confirm the Plan over the objection of any impaired Class or Interest in accordance with the applicable provisions of Bankruptcy Code § 1129(b). In the event that any impaired Class or Classes of Allowed Claims shall not accept the Plan, upon the written request of the Debtors filed with the Bankruptcy Court, the Plan shall be modified, revised, and amended to provide such treatment as set forth in such request, to assure that the Plan does not discriminate unfairly, and is fair and equitable, with respect to the Classes rejecting the Plan, and, in particular, to provide the treatment necessary to meet the requirements of Bankruptcy Code § 1129(a) and (b) with respect to (i) the rejecting Classes and (ii) any other Classes adversely affected by the modifications caused by this Article. In particular, the treatment of any rejecting Classes or adversely affected Classes shall be modified and amended from that set forth in Article V, even if less favorable, to the minimum treatment necessary to meet the requirements of Bankruptcy Code § 1129(a) and (b). These modifications may include, but shall not be limited to, cancellation of all amounts otherwise payable under the Plan to the rejecting Classes and to any junior Classes affected thereby (even if such Classes previously accepted the Plan) consistent with Bankruptcy Code § 1129(b)(2)(B)(ii) and (C)(ii).

ARTICLE XI

SUBSTANTIVE CONSOLIDATION OF THE DEBTORS

The Debtors reserve the right to seek the entry of an order of the Bankruptcy Court providing for the substantive consolidation of some or all of the Debtors for the purpose of implementing the Plan, including for purposes of voting, confirmation, and distributions to be made under the Plan, subject to the right of any party in interest to object to such relief.

ARTICLE XII

RETENTION OF JURISDICTION

12.1. Claims and Actions. Following the Effective Date, the Bankruptcy Court shall retain such jurisdiction over these Cases as is legally permissible, including, without limitation, such jurisdiction as is necessary to ensure that the intents and purposes of the Plan are carried out. The Bankruptcy Court shall also expressly retain jurisdiction: (a) to hear and determine all Claims against any of the Debtors; and (b) to enforce all causes of action that may exist on behalf of any of the Debtors, including, but not limited to, all Bankruptcy Claims.

12.2. Retention of Additional Jurisdiction. Following the Effective Date, the Bankruptcy Court shall also retain jurisdiction for the purpose of classification of Claims and Interests, the re-examination of Claims that have been allowed, and the dispositions of such objections as may be filed to any Claims, including Bankruptcy Code § 502(c) proceedings for estimation of Claims. The Bankruptcy Court shall further retain jurisdiction for the following additional purposes:

(a) to decide all questions and disputes regarding title to the respective Assets of the Debtors, all causes of action, controversies, disputes, or conflicts, whether or not subject to any pending action as of the Effective Date, between any of the Debtors and any other party, including, without limitation, any right to recover assets pursuant to the provisions of the Bankruptcy Code;

(b) to modify the Plan after the Effective Date in accordance with the terms of the Plan and pursuant to the Bankruptcy Code and the Bankruptcy Rules;

(c) to enforce and interpret the terms and conditions of the Plan;

(d) to enter such orders, including, but not limited to, such future injunctions as are necessary to enforce the respective title, rights, and powers of the Debtors, and to impose such limitations, restrictions, terms, and conditions on such title, rights, and powers as the Bankruptcy Court may deem necessary;

(e) to enter an order closing these Cases;

(f) to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order as may be necessary to implement the intents and purposes of the Plan;

(g) to decide any and all objections to the allowance of Claims or purported Liens;

(h) to determine any and all applications for allowances of compensation and reimbursement of expenses and the reasonableness of any fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan;

(i) to determine any applications or motions pending on the Effective Date for the rejection, assumption, or assignment of any Executory Contract and to hear and determine, and, if need be, to liquidate any and all Claims and/or disputes arising therefrom;

(j) to determine any and all applications, adversary proceedings, and contested matters that may be pending on the Effective Date;

(k) to consider any modification of the Plan, whether or not the Plan has been substantially consummated, and to remedy any defect or omission or to reconcile any inconsistency in any order of the Bankruptcy Court, to the extent authorized by the Plan or the Bankruptcy Court;

(l) to determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of the Plan or any Plan Document;

(m) to consider and act on the compromise and settlement of any Claim against or cause of action by or against any of the Debtors arising under or in connection with the Plan;

(n) to issue such orders in aid of execution of the Plan as may be authorized by Bankruptcy Code § 1142; and

(o) to determine such other matters or proceedings as may be provided for under Title 28 or any other title of the United States Code, the Bankruptcy Code, the Bankruptcy Rules, other applicable law, the Plan, or in any order or orders of the Bankruptcy Court, including, but not limited to, the Confirmation Order or any order that may arise in connection with the Plan or the Confirmation Order.

12.3. Failure of Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of these Cases, including the matters set forth in this Article, this Article shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1. Governing Law. Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of the Plan Documents and any other contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

13.2. Revocation or Withdrawal of the Plan. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors so revoke or withdraw the Plan, then the Plan shall be null and void and, in such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving any of the Debtors.

13.3. Successors and Assigns. The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, successors, or assigns of such Person.

13.4. Time. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rules 9006(a) shall apply, and, among other things, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day or, when the act to be done is the filing of a paper in court, a day on which weather or other conditions have made the clerk’s office inaccessible, in which event the period runs until the end of the next day which is not one of the aforementioned days. When the period of time prescribed or allowed is less than eight calendar days, intermediate days that are not Business Days shall be excluded in the computation.

13.5. Modification of the Plan. The Debtors reserve the right to alter, amend, or modify the Plan prior to or after the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, upon order of the Bankruptcy Court, may amend or modify the Plan in accordance with Bankruptcy Code § 1127.

13.6. No Penalty or Late Charges. Except as expressly stated in the Plan, or allowed by a Final Order of the Bankruptcy Court, no penalty or late charge is to be allowed on any Claim subsequent to the Petition Date.

13.7. Professional Fees. No Professional Fees shall be paid with respect to any Claim or Interest except as specified herein or as allowed by an order of the Bankruptcy Court. All final applications for Professional Fees for services rendered in connection with these Cases prior to the Confirmation Date shall be filed with the Bankruptcy Court not later than ninety (90) days after the Effective Date. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Confirmation Date for Professional Fees, disbursements, expenses, or related support services (including fees relating to the preparation of Professional Fee applications) without application to the Bankruptcy Court.

13.8. Amounts of Claims. All references to Claims and amounts of Claims refer to the amount of the Claim allowed by Final Order of the Bankruptcy Court or by the Plan; provided, however, that Claims that have been objected to and that have not been allowed or disallowed prior to the day set for return of ballots shall be voted and counted at the amount as estimated by the Bankruptcy Court. The Debtors and other interested parties reserve the right, both before and after Confirmation, to object to Claims so as to have the Bankruptcy Court determine or estimate the Allowed amount of such Claim under the Plan.

13.9. Exculpation. The Debtors, the Reorganized Debtors, the New Subsidiaries, each of the members of the Creditors Committee, the Creditors Committee Representative, the Senior Credit Facility Lenders, the DIP Facility Lenders, the Agent, the Lender Steering Committee, the DIP Agent, the Released Parties, and these parties’ respective members, principals, stockholders, affiliates, partners, officers, directors, employees, representatives, professionals, and agents (including any attorneys, financial advisors, investment bankers, and other professionals retained by such persons) shall have no liability to any Person (other than any liability that otherwise would result from any action or omission to the extent that such action or omission is determined in a Final Order to have constituted willful misconduct, gross negligence, fraud, misuse of confidential information that causes damages, or ultra vires acts) for any act taken or not taken or any omission in connection with, or arising out of these Cases (and the commencement thereof); the Disclosure Statement, the Plan, the Exit Credit Facility, the Plan Documents, or the formulation, negotiation, preparation, dissemination, implementation, or administration, of any of the foregoing documents; the solicitation of votes for the pursuit of confirmation of this Plan; the confirmation and/or consummation of this Plan; the Plan Documents; any Restructuring Transaction; any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan; or any other pre-or post-Petition act taken or omitted to be taken in connection with, or in contemplation of, any of the restructuring or other transactions contemplated herein and therein, or the administration of this Plan or the property to be distributed or otherwise transferred under this Plan; and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan, and shall be fully protected in acting or refraining from acting in accordance with such advice.

13.10. Deletion of Certain Classes. Any Class of Claims that is not occupied as of the date of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily allowed under Rule 3018 of the Bankruptcy Rules shall be deemed deleted from the Plan for all purposes.

13.11. Bankruptcy Code § 1145 and Other Exemptions. Pursuant to Bankruptcy Code § 1145(a)(1), the issuance of any securities under the Plan, including, without limitation, the New G&L Inc. Common Stock, the New G&L Inc. Term Notes, the Warrants (to the extent that the Warrants are issued pursuant to the terms of the Plan), the New Intercompany Notes, and/or any other notes issued in connection with the Exit Credit Facility or otherwise under the Plan, to the extent any of the foregoing constitute “securities” under applicable law, shall be exempt from the registration requirements of the Securities Act of 1933, as amended, and any state or local laws requiring registration for the offer or sale of securities. All such securities, when issued or sold, shall be freely transferable by the recipients thereof, subject to: (i) the provisions of Bankruptcy Code § 1145(b) relating to “underwriters,” as defined therein, (ii) any restrictions contained in the terms of the securities themselves; and (iii) any restrictions on the securities that have been agreed to by the Holder of the securities with respect thereto. Any securities to be issued under the Plan shall be issued without further act or action under applicable law, regulation, order, or rule. To the maximum extent permitted by law, pursuant to Section 4(2) of the Securities Act of 1933, Regulation D of the Securities Act of 1933, Rule 701 promulgated under the Securities Act of 1933, or otherwise, the issuance of any common stock of Reorganized G&L Inc. in the future in connection with (1) the New Restricted Stock or (2) the exercise of (a) any of the options to be granted pursuant to the Management Incentive Program or (b) any of the Warrants (to the extent that the Warrants are issued pursuant to the terms of the Plan) shall be exempt from the registration requirements of the Securities Act of 1933, as amended, and any state or local laws requiring registration for the sale of securities.

13.12. Bankruptcy Code § 1146 Exemption. Pursuant to Bankruptcy Code § 1146(c), the issuance, transfer, or exchange of any security under the Plan; the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan; and the revesting, transfer, assignment, or sale of any real or personal property of any of the Debtors pursuant to, in implementation of, or as contemplated by the Plan (including, but not limited to, any assets transferred to a New Subsidiary pursuant to a Restructuring Transaction) shall not be taxed under any state or local law imposing a stamp tax, transfer tax, or similar tax or fee.

13.13. Applicability of Bankruptcy Code § 1125. The protection afforded by Bankruptcy Code § 1125(e) with regard to the solicitation of acceptances or rejections of the Plan and with regard to the offer, issuance, sale, or purchase of the New G&L Inc. Common Stock, the Warrants (to the extent that the Warrants are issued pursuant to the terms of the Plan), the New G&L Inc. Term Notes, the New Intercompany Notes, and/or any other notes issued in connection with the Exit Credit Facility or otherwise under the Plan, or any other security, shall apply to the fullest extent provided by law, and the entry of the Confirmation Order shall constitute the determination by the Bankruptcy Court that the Debtors, the Agent, the Creditors Committee, the Senior Credit Facility Lenders, the Senior Subordinated Notes Indenture Trustee, and each of their respective officers, directors, partners, employees, members, agents, attorneys, accountants, financial advisors, investment bankers, dealer-managers, placement agents, and other professionals, shall have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to Bankruptcy Code § 1125(e), and therefore, are not liable on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing solicitation of acceptance or rejection of a plan or the offer, issuance, sale, or purchase of securities.

13.14. Rules of Interpretation. For purposes of the Plan: (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (ii) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such from or substantially on such terms and conditions; (iii) any reference in the Plan to an existing document or exhibit filed, or to be filed, shall mean such document or exhibit, as it may have been or may be amended, modified, or supplemented in accordance with its terms; (iv) unless otherwise specified, all references in the Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to the Plan; (v) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (vi) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (vii) the rules of construction set forth in Bankruptcy Code § 102 shall apply.

13.15. Severability. Except as to terms which, if unenforceable, would frustrate the overall purposes of this Plan, should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of the Plan.

13.16. Implementation. The Debtors, the Reorganized Debtors, the Agent, the Lender Steering Committee, the New Agent, the DIP Agent, the Senior Subordinated Notes Indenture Trustee, the Lender Steering Committee, the Creditors Committee Representative, and the Exit Credit Facility Lenders, shall take all steps, and execute all documents, including appropriate releases and certificates, reasonably necessary or appropriate to effectuate the provisions contained in this Plan.

13.17. Inconsistency. In the event of any inconsistency between the Plan and the Disclosure Statement, the provisions of the Plan shall govern, and in the event of any inconsistency between the Plan and any Plan Document, the provisions of such Plan Document shall govern.

13.18. Service of Documents. Any pleading, notice or other document required by the Plan to be served on or delivered to the following parties shall be sent by first class U.S. mail, postage prepaid to:

The Debtors and the Reorganized Debtors:

Galey & Lord, Inc.

980 Avenue of the Americas, 4th Floor

New York, New York 10018

Attn: Mr. Arthur C. Wiener

and

Galey & Lord, Inc.

7736 McCloud Road

1 Triad Center

Suite 300

Greensboro, North Carolina 27404

Attn: Mr. Leonard F. Ferro

with copies to:

Dechert LLP

30 Rockefeller Plaza

New York, New York 10112

Attn: Joel H. Levitin, Esq.

The Creditors Committee and the Creditors Committee Representative:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10019

Attn: Michael Sage, Esq.

         Gerald Bender, Esq.

The Agent and the Senior Credit Facility Lenders:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Peter Pantaleo, Esq.

         Elisha D. Graff, Esq.

— and —

The DIP Agent and the DIP Facility Lenders:

Morgan Lewis & Bockius, LLP

101 Park Avenue

New York, New York 10178

Attn: Richard Toder, Esq.

         Wendy S. Walker, Esq.

         Ron Baskin, Esq.

13.19. Compromise of Controversies. Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution, and other benefits provided under the Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Reorganized Debtors, the Estates, and any Person holding Claims against any of the Debtors.

13.20. No Admissions. Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by an Person with respect to any matter set forth herein.

13.21. Filing of Additional Documents. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary and appropriate to effectuate and further evidence the terms and conditions of the Plan.

13.22. Dissolution of any Committee Appointed. On the Effective Date, any Committee that has been appointed in these Cases (including the Creditors Committee) shall be deemed dissolved and the members of any such Committee(s) shall be released and discharged from all rights and duties arising from or related to these Cases. Unless otherwise agreed by the Reorganized Debtors, the professionals retained by any such Committee(s) and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses incurred as of the Effective Date and approved by the Bankruptcy Court.

13.23. Further Actions. The Debtors, the Reorganized Debtors, and any and all New Subsidiaries shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, certificates, releases, and other agreements and to take such other action as may be reasonably necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, any Plan Document, any Restructuring Transaction(s), the transactions contemplated herein and therein, the Management Incentive Program, the Registration Rights Agreement, and the Exit Credit Facility, or any notes or guarantee issued in connection herewith or therewith.

Dated: February 2, 2004	GALEY & LORD, INC., Debtor and Debtor-in-Possession

	By:	/s/ Leonard F. Ferro

Leonard F. Ferro Vice President, Treasurer, Secretary, and Chief Accounting Officer
G&L SERVICE COMPANY, NORTH AMERICA, INC., Debtor and Debtor-in-Possession

	By:	/s/ Leonard F. Ferro

Leonard F. Ferro Vice President, Treasurer, and Secretary
GALEY & LORD INDUSTRIES, INC., Debtor and Debtor-in-Possession

	By:	/s/ Leonard F. Ferro

Leonard F. Ferro Vice President, Treasurer, Secretary, and Chief Accounting Officer

GALEY & LORD PROPERTIES, INC., Debtor and Debtor-in-Possession

By:	/s/ Anthony J. Forman

Anthony J. Forman Vice President and Treasurer
SWIFT DENIM PROPERTIES, INC., Debtor and Debtor-in-Possession

By:	/s/ Anthony J. Forman

Anthony J. Forman Vice President and Treasurer
SWIFT DENIM SERVICES, INC., Debtor and Debtor-in-Possession

By:	/s/ Leonard F. Ferro

Leonard F. Ferro Vice President, Treasurer, and Secretary
SWIFT TEXTILES, INC., Debtor and Debtor-in-Possession

By:	/s/ Leonard F. Ferro

Leonard F. Ferro Vice President, Treasurer, and Secretary
GREENSBORO TEXTILE ADMINISTRATION LLC, Debtor and Debtor-in-Possession

By:	/s/ Leonard F. Ferro

Leonard F. Ferro Manager

BRIGHTON WEAVING LLC, Debtor and Debtor-in-Possession

By:	/s/ Leonard F. Ferro

Leonard F. Ferro Manager
FLINT SPINNING LLC, Debtor and Debtor-in-Possession

By:	/s/ Leonard F. Ferro

Leonard F. Ferro Manager
SOCIETY HILL FINISHING LLC, Debtor and Debtor-in-Possession

By:	/s/ Leonard F. Ferro

Leonard F. Ferro Manager
MCDOWELL WEAVING LLC, Debtor and Debtor-in-Possession

By:	/s/ Leonard F. Ferro

Leonard F. Ferro Manager

Submitted By:
Joel H. Levitin, Esq. Stephen J. Gordon, Esq. Henry P. Baer, Esq. David C. McGrail, Esq. DECHERT LLP 30 Rockefeller Plaza New York, NY 10112 (212) 698-3500
Attorneys for the Debtors and Debtors-in-Possession